Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BEAR DATA SOLUTIONS, INC.

DATALINK CORPORATION,

MARS ACQUISITION, INC.,

and

Fortis Advisors LLC, as Representative
of the Securityholders

October 18, 2014

i

4.13	Insurance	25

4.14	Compliance with Laws; Permits	25

4.15	Environmental Compliance and Conditions	25

4.16	Affiliated Transactions	26

4.17	Employment and Labor Matters	26

4.18	Assets; Properties	27

4.19	Brokerage	28

4.20	Material Customers and Vendors	28

4.21	Inventory	28

4.22	Product Warranty	28

4.23	Product Liability	28

4.24	No Other Representations and Warranties	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

5.01	Organization and Corporate Power	29

5.02	Authorization	29

5.03	No Violation	29

5.04	Governmental Bodies; Consents	29

5.05	Litigation	30

5.06	Brokerage	30

5.07	Investment Representation	30

5.08	Available Financing	30

5.09	Purpose	30

ARTICLE VI COVENANTS OF THE COMPANY		31

6.01	Conduct of the Business	31

6.02	Access to Books and Records	31

6.03	Conditions	32

6.04	Exclusive Dealing	32

6.05	Notification	32

6.06	Requisite Shareholder Approval	32

6.07	Regulatory Approval	32

6.08		32

ARTICLE VII COVENANTS OF PARENT		33

7.01	Access to Books and Records	33

7.02	Director and Officer Liability and Indemnification	33

7.03	Employee Matters	34

7.04	Conditions	35

ARTICLE VIII INDEMNIFICATION		35

8.01	Survival	35

8.02	Indemnification for the Benefit of Parent Indemnified Parties	35

8.03	Indemnification for the Benefit of Seller Indemnified Parties	38

8.04	Termination of Indemnification	38

8.05	Defense of Third Party Claims	38

8.06	Determination of Loss Amount	39

ARTICLE IX TERMINATION		40

9.01	Termination	40

9.02	Effect of Termination	41

ARTICLE X ADDITIONAL COVENANTS		41

10.01	Tax Matters	41

10.02	280G	42

10.03	Further Assurances	43

10.04	Disclosure Generally	43

ARTICLE XI DEFINITIONS		43

11.01	Definitions	43

11.02	Other Definitional Provisions	50

11.03	Cross Reference of Other Definitions	51

ARTICLE XII MISCELLANEOUS		53

12.01	Press Releases and Communications	53

12.02	Expenses	53

12.03	Knowledge Defined	53

12.04	Notices	54

12.05	Assignment	55

12.06	Severability	55

12.07	References	55

12.08	Construction	55

12.09	Amendment and Waiver	55

12.10	Complete Agreement	56

12.11	Third Party Beneficiaries	56

12.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	56

12.13	WAIVER OF TRIAL BY JURY	56

12.14	Parent Deliveries	57

12.15	Electronic Delivery	57

12.16	Counterparts	57

12.17	Governing Law	57

12.18	Specific Performance	57

12.19	Payments Under Agreement	58

12.20	Appointment of the Representative	58

12.21	Waiver of Conflict of Interest	61

EXHIBITS

Exhibit A	Executive Noncompetition Agreement

Exhibit B	Certificate of Merger

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Option Surrender Form

Exhibit E	Amended and Restated Articles of Incorporation of the Surviving Corporation

Exhibit F	Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2014, is made by and among Bear Data Solutions, Inc., a California corporation (the “Company”), Datalink Corporation, a Minnesota corporation (“Parent”), Mars Acquisition, Inc., a California corporation and wholly owned Subsidiary of Parent (the “Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative for the Securityholders (the “Representative”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will continue as the surviving corporation and as a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California (the “CGCL”);

WHEREAS, the board of directors of each of Parent and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Parent has approved this Agreement and the Merger as the sole shareholder of Merger Sub;

WHEREAS, immediately after the execution and delivery of this Agreement, the Company will use its reasonable best efforts to secure and deliver the Requisite Shareholder Approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a Common Stock Purchase Agreement (each, a “Common Stock Purchase Agreement”) with the Transferring Sellers providing for the purchase by Parent of a specified number of the Company Shares held by each Transferring Seller (collectively, the “Transferring Company Shares”) prior to the consummation of the Merger, subject to the terms and conditions thereof;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time will be converted into, and all of the outstanding Company Options will be cancelled in consideration for, the right to receive the Merger Consideration as provided herein;

WHEREAS, contemporaneous with the execution of this Agreement, Don James is entering into a noncompetition agreement with Parent, effective as of the Closing, in the form attached hereto as Exhibit A (the “Executive Noncompetition Agreement”); and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

MERGER

1.01                        The Merger.

(a)                                 Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the CGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”).

(b)                                 At the Closing, the Company and Merger Sub will cause an agreement of merger and officer’s certificate, substantially in the form of Exhibit B attached hereto, to be executed and filed with the Secretary of State of the State of California (the “Certificate of Merger”) and will make all other filings or recordings required by the CGCL to consummate the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of California or at such later time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c)                                  From and after the Effective Time, the Surviving Corporation will succeed to all the rights and property and be subject to all of the debts and liabilities of the Company and Merger Sub, all as provided under this Agreement and Section 1107 of the CGCL.

1.02                        Conversion of Company Shares.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Shareholders:

(a)                                 Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall not be cancelled and shall remain outstanding) will be converted into the right to receive an amount in cash equal to the Per Share Price upon surrender and exchange of the Certificate representing that Company Share.

(b)                                 Each Company Share held immediately prior to the Effective Time by the Company as treasury shares or by Parent or Merger Sub will be canceled and no payment will be made with respect thereto.

(c)                                  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.03                        Determination of Merger Consideration.  The aggregate consideration to be paid in connection with the Merger shall be $16,835,000 (the “Base Consideration”), as increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following, without duplication (as adjusted, the “Merger Consideration”):

(a)                                 the Base Consideration will be decreased by the Indebtedness outstanding;

(b)                                 the Base Consideration will be (i) increased by the amount, if any, by which Net Working Capital exceeds Target Net Working Capital, or (ii) decreased by the amount, if any, by which Net Working Capital is less than Target Net Working Capital;

(c)                                  the Base Consideration will be decreased by the amount of Transaction Expenses; and

(d)                                 the Base Consideration will be increased by the aggregate amount of the exercise prices of all of the In-the-Money Options outstanding immediately prior to the Effective Time.

1.04                        Exchange of Certificates; Lost Certificates; Closing of Transfer Books.

(a)                                 The Paying Agent will act as paying agent in effecting the exchange of the portion of the Merger Consideration payable to Shareholders for certificates which, immediately prior to the Effective Time, represented Company Shares entitled to payment under Section 1.02 (the “Certificates”). On or promptly following the Closing Date, Paying Agent will pay (from the funds deposited with it pursuant to Section 2.01) each holder of a Certificate who has surrendered his, her or its Certificates, together with a duly executed and completed letter of transmittal substantially in the form of Exhibit C attached hereto (the “Letter of Transmittal”), representing the number of Company Shares held by such Shareholder, the amount of cash to which the holder of such Certificate(s) is entitled under Section 1.02.  After Closing, the Paying Agent shall pay to each such holder, promptly following receipt of the Certificate and Letter of Transmittal from that holder, such holder’s Pro Rata Percentage of the Closing Cash Consideration.  Surrendered Certificates will forthwith be canceled. Until so surrendered and exchanged, each Certificate will represent from and after the Effective Time solely the right to receive the Merger Consideration into which the Company Shares it theretofore represented will have been converted pursuant to Section 1.02.

(b)                                 Notwithstanding the foregoing, if any Certificate will have been lost, stolen or destroyed, then, the Paying Agent may, as a condition precedent to the payment of any portion of the Merger Consideration with respect thereto, require the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed (and, if required by Parent or the Paying Agent, such Person agreeing to indemnify Parent or the Paying Agent against any claim that may be made against it with respect to such Certificate or posting an indemnity bond).

(c)                                  From and after the Effective Time, there will be no transfers on the share transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.04.

(d)                                 No later than five (5) Business Days following the date of this Agreement, the Company shall mail, or cause to be mailed, a Letter of Transmittal to each Shareholder.  The Paying Agent will effect the exchange of the Merger Consideration for Certificates, as described in Section 1.04(a).

(e)                                  No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 1.04 will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates.  None of Parent, Merger Sub or the Company will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                   Any portion of the Merger Consideration that remains undistributed to holders of Certificates as of the date that is 180 days after the Effective Time will be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 1.04 shall thereafter look to Parent for satisfaction of their claims, without interest thereon.

(g)                                  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as are required to be deducted or withheld therefrom under the Code or any provision of Tax Law or under any other applicable Law; provided, however, that the applicable payor shall provide the Representative with a written notice of any intention to withhold at least three (3) Business Days prior to any such withholding and such payor shall request such information from the applicable payee and use commercially reasonable efforts to avoid such withholding obligation.  To the extent such amounts are so deducted or withheld, such withheld amounts shall be remitted by the Surviving Corporation to the applicable Governmental Body and, to the extent so remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.05                        Treatment of Company Options.

(a)                                 Each Company Option, whether or not vested or exercisable, shall, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other Person, be cancelled at the Effective Time.  Subject to Section 1.05(b), upon the cancellation of each Company Option, the holder thereof will cease to have any rights with respect to that Company Option other than the right to receive with respect to each In-the-Money Option, (a) an amount of cash (rounded down to the nearest whole cent after aggregation of all amounts payable in respect of all In-the-Money Options held by a holder of Company Options, without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the number of Company Shares as to which such In-the-Money Option was vested and exercisable immediately prior to the Effective Time (including the number of Company Shares as to which such In-the-Money Option becomes vested and exercisable in connection with the Merger) and (ii) the excess of the Closing Per Share Merger Consideration over the per share exercise price of such In-the-Money Option immediately prior to the Effective Time, and (b) any amounts that may become payable in respect of that In-the-Money Option in respect of the net working capital adjustment under Section 1.10 or from the Escrow Fund as provided in this Agreement and the Escrow Agreement, in each case at such time and subject to the conditions specified in this Agreement and the Escrow Agreement. For the avoidance of doubt, any Company Option that is not an In-the-Money Option will not have any right to receive any consideration in respect of such Company Option.  The aggregate amount paid or payable in respect of the cancellation of the In-the-Money Options as set forth in this Section 1.05 is referred to herein as the “Option Consideration.”  For the avoidance of doubt, (i) as and when the Option Consideration becomes payable to holders of In-the-Money Options who are Employees, such amounts shall be delivered by Parent to the Surviving Corporation for payroll processing (to the extent applicable), and the Surviving Corporation will disburse such payments, net of applicable Tax withholdings, to the former holders of such In-the-Money Options who are Employees and (ii) the employer portion of the Taxes related to those payments will be an Included Current Liability.  Promptly following the Closing Date, the Paying Agent shall pay, by check, the Option Consideration payable to any non-Employee holder of an In-the-Money Option and shall deliver such check to the address set forth on such holder’s Option Surrender Form.

(b)                                 It shall be a condition to the receipt of the payments described in Section 1.05(a) by a holder of a Company Option, that such holder of a Company Option has delivered an executed option surrender form, in the form attached hereto as Exhibit D (the “Option Surrender Form”).

1.06                        Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company will be amended and restated in its entirety as set forth in Exhibit E.

1.07                        Bylaws.  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be amended at the Effective Time to change the corporate name set forth therein to “Bear Data Solutions, Inc.” and, as so amended, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.08                        Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed, or their earlier resignation or removal, in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

1.09                        Closing Date Statement.  No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a certificate (the “Closing Date Statement”) setting forth, (i) an estimate of Net Working Capital (the “Estimated Net Working Capital”), (ii) an estimate of the Transaction Expenses, (iii) the Percentage Schedule, and (iv) the Closing Cash Consideration, which in each case have been prepared in good faith and, with respect to clauses (i) and (ii) above, in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the unaudited Financial Statements (“GAAP, consistently applied”), Section 1.10 (substituting “Closing Date Statement” for “Closing Statement”), and the applicable definitions in this Agreement.  Parent shall be entitled to review, comment on and request reasonable changes to the Closing Date Statement, and the Company shall consider Parent’s proposed changes to the Closing Date Statement in good faith.  Parent, Merger Sub, the Company, and the Representative (on behalf of the Shareholders) acknowledge and agree that each of them and the Paying Agent will be entitled to rely on the Percentage Schedule as setting forth a true, complete, and accurate listing of the percentage of the Closing Cash Consideration and overall Merger Consideration to be paid to the Securityholders.  Parent, Merger Sub, the Surviving Company, and the Paying Agent will not have any liability with respect to the allocation of the Closing Cash Consideration, or Merger Consideration among the Securityholders resulting from any payments made to such Securityholders pursuant to the Percentage Schedule.

1.10                        Net Working Capital Adjustments.

(a)                                 As promptly as possible, but in any event within 90 days after the Closing Date, Parent will deliver to the Representative (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Closing Balance Sheet”) prepared in accordance with GAAP, consistently applied and (ii) a reasonably detailed calculation by Parent of the Net Working Capital derived from the Closing Balance Sheet (together, the “Closing Statement”). The Closing Statement will be prepared in accordance with GAAP, consistently applied and the applicable definitions in this Agreement.  The Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Parent or the Surviving Corporation or any other transaction entered into by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby, except as specifically contemplated in Section 12.02, and (y) any of the plans, transactions, or changes which Parent initiates or makes or causes to be initiated or made, in each case after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(b)                                 Parent will, and will cause the Surviving Corporation and its Subsidiaries to, (i) assist the Representative and its representatives in the review of the Closing Statement and provide the Representative and its representatives with access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation and its Subsidiaries relevant for purposes of their review of the Closing Statement, and (ii) cooperate with the Representative and its representatives in connection with such review, including providing on a reasonable basis all other information necessary or useful in connection with the review of the Closing Statement, in each case as is reasonably requested by the

Representative or its representatives and provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent, the Surviving Corporation or their respective Subsidiaries. If the Representative has any objections to the Closing Statement, the Representative will deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which the Representative objects (the “Disputed Items”), the reasons therefor and the values that it believes in good faith to be correct. If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Closing Statement, then the Closing Statement as prepared by Parent will be final, binding and non-appealable by the parties hereto. If an Objections Statement is delivered to Parent within thirty (30) days after delivery of the Closing Statement, then the Representative and Parent will negotiate in good faith to resolve in writing the timely raised Disputed Items (and only those items) and all such discussions related thereto will (unless otherwise agreed by Parent and the Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within thirty (30) days (or such longer period as Parent and Representative may agree in writing) after the delivery of the Objections Statement to Parent, the Representative and Parent will submit any such unresolved Disputed Items (and only such matters) to a mutually agreeable nationally recognized accounting firm independent to both the Representative and Parent and their respective Affiliates (other than a so-called “Big Four” accounting firm) with expertise in resolving disputes of this nature (the “Accounting Firm”) for review and resolution.  The Representative and Parent will instruct the Accounting Firm to make a final determination of the Disputed Items in accordance with the procedures set forth in this Agreement.  Parent and the Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand.  Parent and the Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely on presentations by Parent and the Representative that are in accordance with the procedures set forth in this Agreement.  Parent and the Representative will instruct the Accounting Firm to use its reasonable best efforts to deliver to Parent and the Representative a written report setting forth resolution of each applicable Disputed Item as promptly as practicable, but not more than thirty (30) days after submission of such Disputed Items to the Accounting Firm.  Any determination of the Closing Statement and the resulting Net Working Capital by the Accounting Firm will become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Parent and the Representative, and such resolution by the Accounting Firm will not be subject to court review or otherwise be appealable.  The fees, costs and expenses of the Accounting Firm will be allocated between Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, bears to the amount actually contested by each such Person, as determined by the Accounting Firm.  For example, if the Representative claims that the Net Working Capital is one thousand dollars ($1,000) greater than the amount determined by Parent, and Parent contests only five hundred dollars ($500) of the amount claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative (on behalf of the Securityholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (on behalf of the Securityholders).

(c)                                  After final determination of the Closing Statement and the resulting Net Working Capital as provided in Section 1.10(b), the parties shall determine the Final Adjustment Amount.

(i)                                     If the Final Adjustment Amount is positive, then, within five (5) Business Days after the determination of the Final Adjustment Amount, Parent will pay:

(A)                               to the Paying Agent (on behalf of the Shareholders and any non-Employee holder of an In-the-Money-Option) an amount equal to the portion of the Final Adjustment Amount payable to such Persons and the Paying Agent will pay to such Persons such amount (equal to each such Person’s Pro Rata Percentage of the Final Adjustment Amount) pursuant, in the case of the Shareholders, to the payment instructions set forth in each such Shareholder’s Letter of Transmittal, and

(B)                               to the Surviving Corporation (on behalf of the holders of In-the-Money Options who are Employees) an amount equal to the portion of the Final Adjustment Amount payable to such Persons, and the Surviving Corporation will disburse such Option Consideration to the former holders of such In-the-Money Options (equal to each such former holder’s Pro Rata Percentage of the Final Adjustment Amount), net of applicable Tax withholdings, through the Company’s payroll process (with respect to any such former holder who is employed by Parent or its Affiliates at the time of such payment) or by check to the address set forth in such former holder’s Option Surrender Form (or to such other address as such holder shall have provided to Parent) (with respect to any such former holder that is not employed by the Company at the time of such payment).

(ii)                                  If the Final Adjustment Amount is negative, then within five (5) Business Days after the determination of the Final Adjustment Amount, the Representative and Parent will provide joint instructions to the Escrow Agent to release (A) an amount equal to the absolute value of the Final Adjustment Amount to Parent from the Final Adjustment Escrow Fund and (B) any amount remaining in the Final Adjustment Escrow Fund (if any) after such payment to the Securityholders, in accordance with their respective Pro Rata Percentage; provided, that, any amount payable to an Employee holder of an In-the-Money-Option shall be distributed to the Surviving Corporation who will disburse such amount, net of applicable Tax withholdings, through the Company’s payroll.  If the absolute value of the negative Final Adjustment Amount exceeds the amount of the Final Adjustment Escrow, then Parent may, at its election, recover the amount of such excess from the Indemnity Escrow Fund or from the Securityholders (in accordance with their respective Pro Rata Percentage in an amount that does not exceed, in the aggregate (including amounts recovered pursuant to Article VIII), the proceeds actually received by such Securityholder in the Merger) directly.

(iii)                               If the Final Adjustment Amount is positive or zero, then no payment will be made to Parent from the Final Adjustment Escrow Fund and, within five (5) Business Days after the determination of the Final Adjustment Amount, the Representative and Parent will provide joint instructions to the Escrow Agent to release the Final Adjustment Escrow Fund to the Securityholders, in accordance with their respective Pro Rata Percentage; provided, that, any amount payable to an Employee holder of an In-the-Money-Option shall be distributed to the Surviving Corporation, and the Surviving Corporation will, within two (2) Business Days thereafter, distribute such payments, net of applicable Tax withholdings, through the Company’s payroll, to such Persons.

(d)                                 All payments required pursuant to Section 1.10(c) will be deemed to be adjustments for Tax purposes to the Merger Consideration.

1.11                        Escrow Fund.

(a)                                 The parties agree that the Aggregate Escrow Amount be contributed to the Escrow Fund.  Notwithstanding anything to the contrary in this Agreement, no Securityholder will receive cash held in escrow unless and until permitted under the terms of this Agreement and the Escrow Agreement.  The Escrow Fund will be subject to the terms and conditions of the Escrow Agreement, which will provide for the establishment, funding and release of the following Escrow Fund sub-accounts:

(i)                                     Final Adjustment Escrow Fund.  On the Closing Date, an amount equal to $500,000 will be deposited into a segregated final adjustment amount sub-account of the Escrow Fund (the “Final Adjustment Escrow Account” and, together with all interest and earnings thereon, the “Final Adjustment Escrow Fund”) to provide for any Merger Consideration adjustments under Section 1.10;

(ii)                                  Indemnity Escrow Account.  On the Closing Date, an amount equal to $1,850,000 will be deposited into a segregated indemnity escrow sub-account of the Escrow Fund (“Indemnity Escrow Account” and, together with all interest and earnings thereon, the “Indemnity Escrow Fund”) to provide for any and all claims for indemnification by the Parent Indemnified Parties (or any of them) pursuant to Article VIII and, at Parent’s election, for amounts payable under Section 1.10.

(b)                                 Parent will establish the Escrow Fund with the Escrow Agent at or prior to the Closing and will, on the Closing Date, deposit therein by wire transfer an amount of cash equal to the Aggregate Escrow Amount.  The Escrow Fund will be an interest-bearing account.  All interest earned on the Escrow Fund will be added to the Final Adjustment Escrow Account or Indemnity Escrow Account, as applicable, and treated for Tax purposes as income of Parent.  The Escrow Fund will be in the name of Parent for the benefit of the Securityholders.  No party has any obligation to replenish the Escrow Fund.

(c)                                  The Final Adjustment Escrow Fund will be released as provided in Section 1.10(c) and Section 1.10(d). Upon the date that is fifteen (15) months after the Closing Date (such date, the “Indemnity Escrow Release Date”), the Escrow Agent will (i) disburse the amounts remaining in the Indemnity Escrow Fund, and less any Unsatisfied Escrow Claims, to the Securityholders based on their respective Pro Rata Percentages (provided, that, any amounts payable to the former holders of In-the-Money Options who are Employees shall be distributed by the Escrow Agent to the Surviving Corporation for payroll processing, and the Surviving Corporation will, within two (2) Business Days thereafter, disburse such payments, net of applicable Tax withholdings, to the former holders of such In-the-Money Options who are Employees) and (ii) retain in the Indemnity Escrow Fund funds necessary to satisfy the Unsatisfied Escrow Claims until such time as the Escrow Agent is permitted to disburse such funds pursuant to the Escrow Agreement.  For purposes of this Agreement, “Unsatisfied Escrow Claims” shall mean the aggregate of any and all claims for indemnification by the Parent Indemnified Parties (or any of them) pursuant to Article VIII which either (i) were properly asserted in writing prior to, and are pending on, the Indemnity Escrow Release Date (the amounts of such claims shall be deemed to be (x) the amounts properly specified in the applicable notices or (y) if not specified in the applicable notices, the amounts later specified in good faith by Parent with respect to such claims in writing to the Escrow Agent and the Representative prior to the Indemnity Escrow Release Date) or (ii) have been finally determined in favor of the Parent Indemnified Parties (or any of them), but have not been fully paid to such Parent Indemnified Parties as of the Indemnity Escrow Release Date.

(d)                                 Any funds retained in the Indemnity Escrow Fund on the Indemnity Escrow Release Date to potentially satisfy any Unsatisfied Escrow Claims will, (i) if resolved in favor of Parent (or any other Parent Indemnified Party), be paid by the Escrow Agent to Parent or the applicable third party (to the extent requested by Parent) within three (3) Business Days after the Escrow Agent’s receipt of a joint written notice executed by Parent and the Representative directing such payment (or the applicable judicial or arbitral decision, if applicable) or (ii)(x) if resolved in favor of Parent (or any other Parent Indemnified Party) but in an amount less than the amount retained by the Escrow Agent for such Unsatisfied Escrow Claim (as determined in Section 1.11(c)), or (y) if resolved in favor of the Securityholders, then the amount of such Unsatisfied Escrow Claim (less any amount paid to Parent (or any Parent Indemnified Party) under clause (i) hereof), be paid by the Escrow Agent within three (3) Business Days after the Escrow Agent’s receipt of a joint written notice executed by Parent and the Representative (or the applicable judicial or arbitral decision, if applicable) to the Securityholders based on their respective Pro Rata Percentages (provided, that, any amounts payable to the former holders of In-the-Money Options who are Employees of the Company shall be distributed by the Escrow Agent to the Surviving Corporation for payroll processing, and the Surviving Corporation will, within two (2) Business Days thereafter, disburse such payments, net of applicable Tax withholdings, to the former holders of such In-the-Money Options who are Employees).  Within three (3) Business Days following resolution of the last Unsatisfied Escrow Claim, the Escrow Agent shall distribute the amounts then-remaining in the Indemnity Escrow Fund to the Securityholders based on their respective Pro Rata Percentages (provided, that, any amounts payable to the former holders of In-the-Money Options who are Employees shall be distributed by the Escrow Agent to the Surviving Corporation for payroll processing, and the Surviving Corporation will, within two (2) Business Days thereafter, disburse such payments, net of applicable Tax withholdings, to the former holders of such In-the-Money Options who are Employees).

(e)                                  The Escrow Agent will disburse the Escrow Funds to the Shareholders under this Section 1.11 pursuant to the payment instructions set forth in each Shareholder’s Letter of Transmittal.

1.12                        The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. Minneapolis, MN time at the offices of Faegre Baker Daniels LLP, located at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, on the later of (a) September 30, 2014, (b) the first Business Day after September 30, 2014 that is the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Section 3.01 and Section 3.02 (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (c) such other time and date as may be mutually agreed by Parent and the Company. The date of the Closing is herein referred to as the “Closing Date.”

1.13                        Appraisal Rights.

(a)                                 Notwithstanding anything in this Agreement to the contrary and unless otherwise provided in the CGCL, each issued and outstanding Company Share that is held by a Shareholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 1300 of the CGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the CGCL have been properly exercised, will not be converted into the right to receive any portion of the applicable Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the CGCL, unless and until the holder of any such Company Share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the CGCL, in which case such Company Share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Section 1.04, a portion, without interest, in accordance with this Agreement, of the Per Share Price payable with respect to such Company Share.  From and after the Effective Time, no Shareholder who has demanded appraisal rights will be entitled to vote his, her or its Company Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Company Shares (except dividends or other distributions payable to Shareholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time).  Company Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.”

(b)                                 Each party hereto shall give each other party hereto prompt notice of any demands received by it for appraisal of Company Shares, withdrawals of such demands and any other related instruments received by it.

ARTICLE II

THE CLOSING

2.01                        The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto will consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a)                                 the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of California;

(b)                                 Parent will deposit, by wire transfer of immediately available funds, into a custodial account established pursuant to the terms and conditions of a paying agent agreement in a form to be mutually agreed upon among the Representative, Parent, and the Paying Agent (the “Paying Agent Agreement”), an amount equal to the aggregate Closing Cash Consideration payable pursuant to Section 1.04 in exchange for Company Shares and Section 1.05 and in exchange for cancellation of In-the-Money Options held by non-Employees;

(c)                                  Parent will pay to the Surviving Corporation or its designated payroll service, by wire transfer of immediately available funds, an amount equal to the aggregate Closing Cash Consideration payable pursuant to Section 1.05 in exchange for cancellation of In-the-Money Options held by Employees;

(d)                                 Parent will deliver the Aggregate Escrow Amount to the Escrow Agent, in cash, to be deposited in an escrow fund maintained by the Escrow Agent (the Aggregate Escrow Amount, together with all interest and earnings thereon, the “Escrow Fund”);

(e)                                  the Company will deliver to Parent appropriate payoff letters with respect to the Indebtedness set forth on Schedule 2.01(e) and Lien release letters for all Liens related thereto, documenting the release of such Liens effective upon the payment of such Indebtedness at Closing under Section 2.01(f);

(f)                                   Parent will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on Schedule 2.01(e), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(g)                                  Parent will pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as directed by the Company;

(h)                                 Parent will deliver the Representative Expense Amount, by wire transfer of immediately available funds, to the account designated by the Representative; and

(i)                                     Parent, the Company and the Representative will make such other deliveries as are required by Article III hereof.

ARTICLE III

CONDITIONS TO CLOSING

3.01                        Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing:

(a)                                 (i) Other than the Fundamental Representations of the Company, the representations and warranties of the Company contained in this Agreement and the other Transaction Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) the Fundamental Representations of the Company shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)                                 The Company shall have performed or complied with, in all material respects, the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)                                  Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(d)                                 No Order has been entered and not withdrawn, no Law has been enacted and no Legal Proceeding is pending, which, in each case, would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)                                  On or prior to the first (1st) Business Day after the date of this Agreement, holders of Company Shares sufficient to deliver the Requisite Shareholder Approval will have executed and delivered a written consent in favor of the Merger, a copy of which will have been provided to Parent;

(f)                                   The Company (or the Representative) will have delivered to Parent the Escrow Agreement, duly executed by the Representative;

(g)                                  The Company will have delivered to Parent a certificate in a form reasonably acceptable to Parent prepared in accordance with Section 1.1445-2 of the Treasury Regulations certifying such facts as to establish that the Merger is exempt from withholding pursuant to Section 1445 of the Code;

(h)                                 The directors and officers of the Company will have executed resignations from such positions, to be effective as of the Closing, and the Company will have delivered the same to Parent;

(i)                                     The Company will have delivered to Parent sufficient documentation regarding the termination of all retirement plans subject to Code Section 401(a) that are sponsored by the Company, with the effective date of the termination prior to the Closing Date.

(j)                                    The Company will have delivered to Parent each of the following:

(i)                                     a certificate of a duly authorized officer of the Company, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) above, as they relate to the Company, have been satisfied (the “Company Certificate”); and

(ii)                                  certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement;

(k)                                 The Company will have taken all necessary action to cancel all of the outstanding Company Options, effective as of the Effective Time, and will have delivered to Parent Option Surrender Forms, duly executed by each holder of a Company Option and the Company;

(l)                                     The Company will have delivered to Parent evidence that the Company Plan has been terminated;

(m)                             The Company will have delivered to Parent evidence that the Shareholder Buy-Sell Agreement, dated as of December 30, 2010, among the Company and certain Shareholders, has been terminated; and

(n)                                 The Company will not have received notice from Shareholders holding more than 3% of the Company Shares that such Shareholders have exercised appraisal rights under Section 1300 of the CGCL.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

3.02                        Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a)                                 (i) Other than the Fundamental Representations of Parent and Merger Sub, the representations and warranties of Parent and Merger Sub contained in this Agreement and the other Transaction Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) the Fundamental

Representations of Parent and Merger Sub shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, in each case, except where the failure of such representations or warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(b)                                 Parent and Merger Sub will have performed or complied with, in all material respects, the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)                                  Parent will have delivered to the Company the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(d)                                 No Order has been entered and not withdrawn, no Law has been enacted and no Legal Proceeding is pending, which, in each case, would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(e)                                  Parent has delivered to the Company each of the following:

(i)                                     a certificate of a duly authorized officer of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) above have been satisfied (the “Parent Certificate”);

(ii)                                  certified copies of the resolutions duly adopted by Parent’s board of directors (or its equivalent governing body) and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement; and

(iii)                               certified copies of the resolutions duly adopted by Parent, as Merger Sub’s sole shareholder, approving the Merger.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”):

4.01                        Organization and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, and the Company has all requisite corporate power and authority and all material Permits necessary to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business in every jurisdiction in which its ownership or use of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.01 sets forth, for the Company and each of its Subsidiaries, (a) the name of each member of the board of directors or equivalent governing body, (b) the name of each member of each committee of the board of directors or equivalent governing body, and (c) the name and title of each officer or manager.

4.02                        Subsidiaries.  Schedule 4.02 sets forth each Subsidiary of the Company and, for each Subsidiary: the type of entity, its jurisdiction of incorporation or organization and its shareholders or other equity holders.  Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Each of the Subsidiaries identified on Schedule 4.02 is duly organized, validly existing and in good standing (to the extent the jurisdiction of organization recognizes such) under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority and all material Permits necessary to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership or use of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has delivered to Parent true and correct copies of the certificate or articles of incorporation, bylaws and other organizational documents of the Company and each of its Subsidiaries, as currently in effect.

4.03                        Authorization; No Breach; Valid and Binding Agreement.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to herein to which it is or will be a party, and to perform its obligations hereunder and thereunder.  The board of directors of the Company, by resolutions duly and unanimously adopted at a meeting duly called and held, or by unanimous written consent in lieu of a meeting of the board of directors, has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved and authorized the consummation of the transactions contemplated hereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the Shareholders approve this Agreement and the Merger, and (v) directed that this Agreement and the Merger be submitted to the Shareholders for their approval.  Upon receipt of the Requisite Shareholder Approval, no other corporate proceedings on the part of the Company will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)                                 Except as have been obtained on or prior to the date hereof, the Requisite Shareholder Approval is the only vote of the Shareholders required to approve this Agreement and the Merger.

(c)                                  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with or result in any breach of, constitute a default under, result in a violation of, (ii) result in the creation of any Lien (other than a Permitted Lien) upon any material assets of the Company or any of its Subsidiaries under, (iii) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Body under, or (iv) give any other Person the right to withdraw, suspend, cancel, terminate, modify or impose any additional payment or liability under, in each case (A) the provisions of the Company’s or any of its Subsidiaries’ certificates or articles of incorporation or bylaws (or equivalent organizational documents), assuming the Requisite Shareholder Approval is obtained, or any resolutions adopted by the board of directors or other governing body or the shareholders or equity holders of the Company or any of its

Subsidiaries, (B) any Significant Contracts, (C) any Law or Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by them, is subject, or (D) any material Permit that is held by the Company or any of its Subsidiaries.

4.04                        Capitalization.

(a)                                 The authorized capital stock of the Company consists of 50,000,000 Company Shares, of which (as of the date hereof) 22,300,000 shares are issued and outstanding and owned of record as set forth on Schedule 4.04(a)(i).  Schedule 4.04(a)(ii) sets forth, as of the date hereof, a list of the names of each holder of a Company Option, specifying with respect to each such Company Option, the grant date, vesting start date, exercise price, and number of Company Shares subject to each Company Option.  All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and non-assessable.  No Company Shares are held as treasury stock or are owned by the Company.  Except for the Company Shares set forth on Schedule 4.04(a)(i) and Company Options set forth on Schedule 4.04(a)(ii), as of the date hereof, there are no outstanding equity interests of the Company, including any rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company.

(b)                                 Except for the agreements set forth on Schedule 4.16, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries are party relating to the voting of any Company Shares, and there are no agreements between the Company or any of its Subsidiaries and any shareholder or other Person relating to the registration or containing rights of first refusal, co-sale rights or “drag-along” rights of any Company Shares or Company Options.

(c)                                  The equity interests of the Subsidiaries described in Schedule 4.02 are the only outstanding equity interests of any of the Subsidiaries.

4.05                        Financial Statements. Schedule 4.05 consists of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2014 (the “Latest Balance Sheet”) and the related statement of operations for the nine (9)-month period then ended and (ii) the Company’s unaudited consolidated balance sheets as of December 31, 2011, 2012 and 2013 and related consolidated statements of operations, comprehensive loss, changes in shareholder’s equity and cash flows for the years ended December 31, 2011, 2012 and 2013 (all such financial statements referred to in (i) and (ii), the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and (y) changes resulting from normal, recurring year-end adjustments, none of which would, individually or in the aggregate, be material).  The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.” The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

4.06                        No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material liabilities or obligations of any kind (whether absolute, accrued, contingent, known, unknown, determined, determinable, due or to become due, or otherwise), other than liabilities or obligations which (a) are adequately reflected or reserved against in the Latest Balance Sheet, (b) have been incurred in the ordinary course of business after the Balance Sheet Date, (c) are to be included in the computation of the

Closing Cash Consideration, (d) arise out of contracts of the Company or any of its Subsidiaries that are not currently in default (including the Significant Contracts) and (e) liabilities under this Agreement and the transactions contemplated by this Agreement.

4.07                        Absence of Certain Developments. Between December 31, 2013 and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not occurred any change, event or condition that has had a Material Adverse Effect. Except as expressly contemplated by this Agreement, between December 31, 2013 and the date of this Agreement, neither the Company nor any of its Subsidiaries (organized by the applicable subsection of this Section 4.07):

(a)                                 amended or modified its articles of incorporation or bylaws (or equivalent governing documents);

(b)                                 except for (i) issuances of replacement certificates for Company Shares and (ii) issuance of new certificates in connection with a transfer of Company Shares by the holder thereof or upon exercise of Company Options, issued, sold or encumbered any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(c)                                  (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or other property) with respect to any securities of the Company, (ii) split, combined or reclassified any of its securities or (iii) purchased, redeemed or otherwise acquired any of its securities;

(d)                                 subjected any material portion of its properties or assets to any Lien, except for Permitted Liens;

(e)                                  sold, assigned or transferred any material portion of its tangible assets, except for inventory in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value or effected or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(f)                                   sold, assigned, transferred, licensed or sublicensed any Intellectual Property, except in the ordinary course of business;

(g)                                  except as required by applicable Law, or as required by the terms of any employee benefit plan or employment contract identified on Schedule 4.09(a)(ii) or Schedule 4.09(a)(iv): (i) made or granted any bonus or any compensation or salary increase to any current (or former) employee, or hired any employee, whose annual base salary is (or was at the time of his or her termination) in excess of $75,000, (ii) made or granted any increase in any employee benefit plan or arrangement, (iii) amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract, (iv) taken any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or arrangement or severance agreement or employment contract, (v) engaged any independent contractor not terminable without penalty on thirty (30) days’ notice or less, or (vi) adopted or entered into any collective bargaining agreement or other agreement with any union or labor organization or employee group;

(h)                                 (i) made any loans, advances (except to employees in the ordinary course of business) or capital contributions to, investments in, or guarantees for the benefit of, any Persons, or (ii) other than in the ordinary course of business, repurchased, prepaid or incurred any Indebtedness;

(i)                                     commenced, compromised or settled any Legal Proceeding;

(j)                                    made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

(k)                                 changed its fiscal year or made any change in its financial or Tax accounting policies, methods or practices, except as required by GAAP or Law;

(l)                                     (i) failed to prepare and timely file all Tax Returns with respect to the Company and all Subsidiaries required to be filed before Closing or timely withhold and remit any employment Taxes with respect to the Company and all Subsidiaries, (ii) filed any amended Tax Return, (iii) made or changed any election with respect to Taxes, or (iv) settled or compromised any Tax liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency;

(m)                             changed its cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(n)                                 entered into, amended or terminated (except as a result of expiration of the stated term) any Significant Contract or waived, released or assigned any material rights or claims thereunder;

(o)                                 discontinued any business material to the Company and its Subsidiaries, taken as a whole;

(p)                                 entered into, amended or terminated any agreement or arrangement with any Affiliate of the Company or its Subsidiaries or any current or former controlling shareholder, officer or director of the Company or any of its Subsidiaries;

(q)                                 made any capital expenditures, or incurred any obligations or liabilities in connection therewith, that, in the aggregate, exceeds $50,000;

(r)                                    suffered any material damage, destruction or other casualty loss with respect to property owned by the Company or any of its Subsidiaries that is not covered by insurance; or

(s)                                   agreed or committed to do any of the foregoing.

4.08                        Tax Matters.

(a)                                 The Company and its Subsidiaries have filed all federal and all income, sales, and other Tax Returns that are required to be filed by them and have paid all income, sales, and other Taxes owed by the Company and its Subsidiaries (whether or not shown as due and owing on such Tax Returns).  All Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b)                                 There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries, which dispute or claim is still ongoing, claimed or raised by any taxing authority of which the Company or any of its Subsidiaries has received written notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(c)                                  No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file any Tax Return that the Company or any Subsidiary is or may be subject to Taxation by such jurisdiction.

(d)                                 The unpaid Taxes of the Company and its Subsidiaries, as a whole, (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes) set forth on the Latest Balance Sheet and (ii) do not exceed such reserve on the books and records of the Company and its Subsidiaries, as adjusted for the passage of time since the Balance Sheet Date in accordance with the past custom and practice of the Company and its Subsidiaries.

(e)                                  No Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a Taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code or other agreement with a Governmental Body (or any similar provision of any applicable Law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any applicable Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) any election under Section 108(i) of the Code; or (vi) prepaid amount received on or before the Closing Date.

(f)                                   Neither the Company nor any Subsidiary (or any predecessor of the Company or any Subsidiary)  has been a member of a group (including an affiliated group) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than the group in which it is currently a member.  Neither the Company nor any Subsidiary has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, which agreement or contract is still in effect, that includes any Person other than the Company or any Subsidiary, excluding, in each case, any such agreement or contract entered into in the ordinary course of business and not primarily related to Taxes.  Neither the Company nor any Subsidiary (nor any predecessor of the Company or any Subsidiary) is liable for any Tax of any Person other than the Company or a Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of any applicable Law), as a transferee or successor, by contract or otherwise, for any Taxable period beginning before the Closing Date.

(g)                                  There is no U.S. Plan or any other agreement, arrangement or other contract between the Company or any Subsidiary and any current or former employee or independent contractor of the Company or any Subsidiary that, considered individually or considered collectively with any other such contract, would result in payments that would not be deductible pursuant to Section 280G of the Code.  Neither the Company nor any Subsidiary is a party to any contract, nor does it have any obligation or other liability, to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(h)                                 Neither the Company nor any Subsidiary has made any distribution of stock of any “controlled corporation” as such term is defined in Section 355(a)(1) of the Code or has any liability for any Tax as a result of any such distribution (whether or not made by the Company or any Subsidiary), and the transactions contemplated hereby will not result in any such Tax.

(i)                                     Notwithstanding anything to the contrary in this Agreement, neither Company nor any Subsidiary makes any representations regarding the amounts, or any limitation on the use, of any net operating losses, tax credits, capital losses or other similar Tax attributes.

4.09                        Contracts and Commitments.

(a)                                 Schedule 4.09(a) (as further organized by the applicable subsection of this Section 4.09(a)) sets forth a list as of the date of this Agreement of each of the following types of contracts currently in effect to which any of the Company or its Subsidiaries is a party (each, a “Significant Contract” and, collectively, the “Significant Contracts”):

(i)                                     collective bargaining agreement or other agreement with any union or labor organization;

(ii)                                  bonus, pension, profit sharing, retirement or other form of deferred compensation plan, Pension Plan, Welfare Plan or other Plan;

(iii)                               stock purchase plan, stock option plan or similar plan and each individual award agreement thereunder;

(iv)                              contract with any officer, individual employee or other person on an employment or consulting basis providing for fixed compensation in excess of $75,000 per annum;

(v)                                 any change in control agreement with any employee or consultant, including any agreement that provides for any payment to an employee or consultant upon consummation of the transactions contemplated by this Agreement;

(vi)                              any contract under which the Company or any of its Subsidiaries has advanced (other than in the ordinary course of business) or loaned any amount to any of its shareholders, directors, officers or employees;

(vii)                           any contract that limits the incurrence of Indebtedness or the declaration or payment of dividends by the Company or any of its Subsidiaries;

(viii)                        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit (whether incurred, assumed, guaranteed or secured by any asset), other than (A) accounts receivables and payables, and (B) loans to or intercompany indebtedness between Subsidiaries;

(ix)                              lease, license or other contract under which it is lessee or licensee of, or holds or operates any property, real or personal, or any Intellectual Property owned by any other party, for which the annual rental or license fee exceeds $25,000, other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $25,000 or less;

(x)                                 lease, license or other contract under which it is lessor or licensor of or permits any third party to hold or operate any property, real or personal, or any Intellectual Property for which the annual rental or license fee exceeds $25,000, other than agreements with customers of the Company entered into in the ordinary course of business;

(xi)                              any contract (w) containing “most favored nation” pricing terms or grants to any Person of any right of first offer or right of first refusal or exclusivity, (x) limiting the ability of the Company or any Subsidiary to engage in any business or to compete with a third party, (y) containing any non-solicitation, no-hire or similar provisions that restrict the Company or any of its Subsidiaries, or (z) containing any commitment of the Company or any of its Subsidiaries to meet any specified purchase or sale levels or containing any commitment by the Company or any of its Subsidiaries to a “take or pay” or similar provision;

(xii)                           any contract entered into during the three-year period ending on the date hereof relating to (i) the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock or material assets of any other Person, in each case (A) for consideration in excess of $100,000 or the equivalent in other currencies or (B) pursuant to which any liabilities or obligations of the Company or its Subsidiaries remain outstanding or (ii) any merger or business combination of the Company or any of its Subsidiaries;

(xiii)                        contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000 (other than purchase orders entered into in the ordinary course of business);

(xiv)                       contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000 (other than sales orders entered into in the ordinary course of business);

(xv)                          any contract or commitment to become a party to any joint venture, partnership or similar arrangement (including any structured finance, special purpose or limited purpose vehicle or other “off-balance sheet” arrangement);

(xvi)                       any contract for the acquisition, disposition or exclusive license of Intellectual Property by or to the Company or any of its Subsidiaries;

(xvii)                    any contract involving the settlement of any Legal Proceeding (A) under which the conditions have not been fully satisfied or (B) that contain limitations on the operations of the Company or any of its Subsidiaries;

(xviii)                 any contract with a Governmental Body; or

(xix)                       any contract with an Affiliate of the Company or any of its Subsidiaries or any current or former controlling shareholder, officer or director of the Company or any of its Subsidiaries (excluding contracts that relate to such Person’s employment or other position (including as a director or officer) with the Company or its Subsidiaries, such as employment offer letters, except to the extent such contract should otherwise be disclosed under this Section 4.09(a)).

(b)                                 (i) Each Significant Contract (x) is in full force and effect with respect to the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, (y) is a valid and legally binding obligation of the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, and (z) is enforceable against the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, and (ii) the Company or one of its Subsidiaries, as the case may be, has performed all material obligations required to be performed by it to date under the Significant Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.  To the Company’s knowledge, the other parties to any such Significant Contract have performed all material obligations required to be performed by them to date under the Significant Contracts and none of the other parties to any such Significant Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(c)                                  The Company has made available a true and correct copy of all written Significant Contracts, together with all schedules, exhibits, amendments, waivers or other changes thereto, and a written description of the material terms of any oral Significant Contract.

4.10                        Intellectual Property.

(a)                                 Schedule 4.10(a)(i) sets forth an accurate and complete list, as of the date of this Agreement, of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and Internet domain names owned by the Company or any Subsidiary (the foregoing being, collectively, the “Company Registered Intellectual Property”) and all material unregistered Marks owned by the Company or any Subsidiary.  Schedule 4.10(a)(i) lists (i) the record owner of each such item of Company Registered Intellectual Property; (ii) the registration or application number of each such item of Company Registered Intellectual Property; and (iii) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Company Registered Intellectual Property has been filed.  The Intellectual Property owned or licensed by the Company and its Subsidiaries, or to which Company or its Subsidiaries otherwise have rights to use, constitutes all of the Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted.  No registration or application for Company Registered Intellectual Property has expired or been canceled or abandoned except in accordance with the expiration of the term of such rights, and excluding the abandonment or cancellation of patent claims or trademark scope in the ordinary course of prosecution before the United States Patent and Trademark Office and its foreign equivalents.  Each item of Company Registered Intellectual Property that has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and remains in full force and effect.  There is no pending or, to the Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any of the Company Registered Intellectual Property.

(b)                                 All Intellectual Property purported to be owned by the Company and its Subsidiaries is owned free and clear of all Liens (except for Permitted Liens) and the Company and its Subsidiaries have the right to use all such Intellectual Property in connection with the business of the Company and its Subsidiaries as currently conducted.  The consummation of the transactions contemplated hereby will not directly result in the loss or impairment of the Company’s or its Subsidiaries’, as applicable, right to (i) own any Intellectual Property or (ii) use any Intellectual Property.

(c)                                  All Intellectual Property which the Company and its Subsidiaries purport to own was either developed by: (i) employees of the Company or its Subsidiaries, as applicable, working within the scope of their employment at the time of such development and each employee directly involved in such development has executed an enforceable instrument of assignment in favor of the Company or its Subsidiaries, as applicable, as assignee that have conveyed to the Company or its Subsidiaries, as applicable, ownership of all rights in such Intellectual Property; or (ii) agents, consultants, contractors or other Persons who have executed enforceable instruments of assignment in favor of the Company or its Subsidiaries, as applicable, as assignee that have conveyed to the Company or its Subsidiaries, as applicable, ownership of all rights in such Intellectual Property.

(d)                                 The conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) does not in any respect infringe, violate or constitute misappropriation of any Intellectual Property of any third Person.

(e)                                  To the Company’s knowledge, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries.

(f)                                   There is no pending Legal Proceeding or, to the Company’s knowledge, threatened claim that the Company or any Subsidiary has, during the three (3) year period prior to the date of this Agreement, infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person and, during such period, the Company and its Subsidiaries have not received a written offer from any third Person proposing to grant a license to the Company or its Subsidiaries to Intellectual Property of such third Person purported to relate to the Company or its Subsidiaries.

(g)                                  There are no Orders, settlement agreements, forbearances to sue, or consent agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that restricts the Company’s or its Subsidiaries’ rights to use any Intellectual Property owned by the Company or its Subsidiaries.  Except with respect to licenses to use Intellectual Property entered into in the ordinary course of business, to the Company’s knowledge, there are no Orders, settlement agreements, forbearances to sue, or consent agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that restricts the Company’s or its Subsidiaries’ rights to use any Intellectual Property used (but not owned) by the Company or its Subsidiaries.

(h)                                 No material Trade Secret or any other confidential or proprietary information material to the business of the Company or its Subsidiaries as currently conducted has been authorized to be disclosed or, to the Company’s knowledge, has been actually disclosed by the Company or any Subsidiary to any third Person other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets and confidential or proprietary information, and, to the Company’s knowledge, there have been no violations of any such agreements by any third Person.  The Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries, which measures are commercially reasonable in the industry in which the Company or such Subsidiary operates and include requiring its employees and independent contractors having access to any material Trade Secrets of the Company or its Subsidiaries to execute written nondisclosure agreements.

(i)                                     Neither the Company nor any Subsidiary has licensed to any third Person, or otherwise permitted any third Person to use, any source code of any Software that is owned by the Company and that was developed by or on behalf of the Company or any Subsidiary.  As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any source code escrow agreement or other agreement requiring the deposit of source code of any Software developed by or on behalf of the Company or any Subsidiary for the benefit of any third Person and no source code has ever been released to any third Person from any such escrow or deposit.

(j)                                    No Open Source Code has been or is being used or distributed, in whole or in part, in a manner that would require any Software purported to be owned by the Company or any of its Subsidiaries (other than any Open Source Code portions thereof that were obtained from third Persons and any portions thereof which are distributed as source code by the Company or its Subsidiaries in the ordinary course of business) to be licensed, disclosed or distributed without charge or under terms that require disclosure of such Software’s source code.  For purposes of this Agreement, “Open Source Code” means any Software code (including any source code components, applications, plug-ins or libraries) that is distributed as “open source software” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of the source code of such Software.  Open Source Code includes Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

4.11                        Litigation. There are no Legal Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity.  Neither the Company nor its Subsidiaries is subject to any outstanding Order.  Schedule 4.11 includes a description of any Legal Proceeding that, at any time during the last three (3) years ending on the date of this Agreement, was pending against the Company or any of its Subsidiaries, other than workers’ compensation claims and unemployment claims.

4.12                        Employee Benefit Plans.

(a)                                 Schedule 4.12(a)(i) sets forth a complete and accurate list of all Plans.  With respect to each Plan, the Company has provided to Parent a current, accurate and complete copy of, to the extent applicable: (i) each Plan, including any amendments thereto (or if not written, a written summary of its material terms), (ii) any related trust agreement, insurance contract or other funding instrument, including any amendments thereto, (iii) the most recent summary plan description, including any summary of material modification thereto, (iv) the most recent IRS determination, opinion or advisory letter and any pending request for such letter, (v) the most recent nondiscrimination tests performed under the Code, (vi) for the most recent plan year (A) the Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial valuation reports; and (vii) copies of material notices, letters or other material or non-routine correspondence from the IRS or Department of Labor relating to the Plan.  Each Plan that is maintained outside of the jurisdiction of the United States exclusively or primarily for any employee or individual independent contractor of the Company or any of its Subsidiaries residing or working outside of the United States is listed on Schedule 3.13(a)(i) (collectively, the “Foreign Plans”), and each Plan that is not a Foreign Plan is referred to herein as a “U.S. Plan”).

(b)                                 Each U.S. Plan has been established, maintained and operated in all material respects in accordance with its terms, and in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws. To the Company’s knowledge, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any U.S. Plan that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.  Each U.S. Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has timely received or applied for a favorable determination, opinion or advisory letter as to its qualified status (or is maintained on a pre-approved plan document), and each trust established in connection with any such U.S. Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, with respect to any U.S. Plan that would reasonably be expected to adversely affect the qualified status of any such U.S. Plan or the exempt status of any such trust, or otherwise cause the IRS to revoke such determination.  All contributions, premiums, and expenses to or in respect of each Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Financial Statements.

(c)                                  No U.S. Plan is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.  None of the Company, any of its Subsidiaries or any ERISA Affiliate participates in, contributes to or is required to contribute to, or, within the past six years, has maintained, sponsored, participated in, contributed to or been required to contribute to, or, within the past six years, has had, directly or indirectly, any liability or obligation with respect to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or has been subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). To the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to subject the Company, any of its Subsidiaries or any ERISA Affiliate to any material Tax, fine, lien, penalty or other material liability imposed by ERISA or the Code with respect to any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA, Section 142 of the Code or Section 302 of ERISA.

(d)                                 With respect to any U.S. Plan, (i) no charge, complaint, claim, demand, notice, investigation, action, or dispute (other than routine claims for benefits in the ordinary course) (“Actions”) are pending or, to the Company’s knowledge, threatened relating to or otherwise in connection therewith, the assets thereof, or the sponsor or administrator thereof, (ii) to the Company’s knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any Actions, and (iii) no administrative investigations, audit, inquiry or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Bodies are pending, or to the Company’s knowledge, threatened.

(e)                                  Except as required under Section 4980B of the Code or any similar Law, no U.S. Plan provides health, life insurance or other welfare benefits following retirement or other termination of employment.

(f)                                   The Company and each of its Subsidiaries have complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to a U.S. Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(g)                                  None of the Company or any of its Subsidiaries has any express or implied commitment to modify, change or terminate any U.S. Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(h)                                 All Foreign Plans have been established, maintained and administered in material compliance with their terms and in material compliance with all applicable Laws of any controlling Governmental Body.  All Foreign Plans that are required to be funded are funded to the extent required by applicable Laws, and, with respect to all other Foreign Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company entity to the extent required in accordance with applicable accounting standards.

(i)                                     The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or (ii)

accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

4.13                        Insurance. Schedule 4.13 lists each insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums with respect thereto for all periods up to and including the Closing will have been paid, and copies of such policies have been made available to Parent. To the Company’s knowledge, (i) neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policies, (ii) there is no threatened termination of any of such policies other than increases in connection with the Company’s and its Subsidiaries’ annual renewal process and (iii) there is no material claim pending regarding the Company or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.14                        Compliance with Laws; Permits.

(a)                                 The Company and each of its Subsidiaries is, and at all times for the last three (3) years has been, in material compliance with all Laws applicable to their respective businesses or operations as presently conducted.  During the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of or been charged with a material violation of any such Laws.

(b)                                 The Company and its Subsidiaries currently have all material Permits that are required for the operation of their respective businesses as presently conducted.  Neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

(c)                                  None of the Company, any of its Subsidiaries, directors, officers, managers or employees of the Company or any of its Subsidiaries, or, to the knowledge of the Company, agents or other representatives of the Company or any of its Subsidiaries, has directly or indirectly in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, as amended, and any Laws of similar substance of any other jurisdiction (collectively, the “Anti-Bribery Laws”)) (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries for the purposes of taking any of the actions in clause (i) above.  The Company and each of its Subsidiaries have at all times for the last six (6) years conducted their respective businesses in compliance in all material respects with the Anti-Bribery Laws (including the recordkeeping provisions of the Anti-Bribery Laws).

4.15                        Environmental Compliance and Conditions.

(a)                                 The Company and its Subsidiaries are in material compliance with all Environmental Laws.

(b)                                 The Company and its Subsidiaries hold and are in material compliance with all Permits required under Environmental Laws to operate at the Leased Real Property and to carry on its businesses as now conducted.

(c)                                  The Company and its Subsidiaries have not received any written notice from any Governmental Body of any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws in each case that remains pending or unresolved.

(d)                                 Neither the Company nor its Subsidiaries have disposed of or Released any Hazardous Substance at any Leased Real Property in violation of any Environmental Laws and so as to give rise to any liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws.

(e)                                  The Company and each of its Subsidiaries has delivered to Parent copies of all Phase I and Phase II environmental site assessments of which the Company or any of its Subsidiaries have knowledge related to any of the Leased Real Property that are in the Company’s or its Subsidiaries’ possession.

4.16                        Affiliated Transactions. No current or former officer, director, controlling shareholder or Affiliate of the Company or, to the Company’s knowledge, any individual in such officer’s, director’s or shareholder’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries (other than any agreement, contract, commitment or transaction (a) which is not substantially less favorable to the Company or the relevant Subsidiary as would be obtained by the Company or the relevant Subsidiary at the time in a comparable arm’s-length transaction with a Person not affiliated with the Company or (b) which relates to such Person’s employment or other position (including as a director or officer) with the Company or its Subsidiaries) or has any interest in any material property used by the Company or its Subsidiaries.

4.17                        Employment and Labor Matters.

(a)                                 The Company has made available to Parent a list including all employees of the Company and its Subsidiaries as of August 31, 2014, including for each such employee his or her name, position, location, treatment by the Company as exempt or non-exempt under the Fair Labor Standards Act, current compensation paid or payable, accrued and unused vacation as of August 31, 2014, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Plan, as the case may be.  Each Person who provides (or has provided) services to the Company is properly classified with respect to employment status for all purposes, including employment, labor, wage and hour compliance, and Tax purposes.

(b)

(i)                                     Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other representational relationship with any labor organization.

(ii)                                  Neither the Company nor any of its Subsidiaries has experienced any strike, work stoppage, walkout, or other material labor dispute within the past three (3) years.

(iii)                               To the Company’s knowledge, there are no current union organizing efforts or representational demands involving employees of the Company or any of its Subsidiaries.

(c)                                  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice concerning any prospective termination of employment with respect to the senior management or key supervisory personnel of the Company or any of its Subsidiaries.

(d)                                 The Company and its Subsidiaries have in their files properly completed copies of Form I-9 for all employees of the Company and any of its Subsidiaries with respect to whom that form is required under applicable Law, except for any failure to maintain such files or any deficiencies in the completion of such files as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)                                  The Company has paid all salaries, bonuses, commissions, and other wages (including vacation pay), which are payable by the Company to any employees, directors, independent contractors, and leased employees through the Closing Date (other than amounts that are not yet due and payable that have been properly accrued); and is and has been in compliance in all material respects with all Laws relating to employment, employment practices, terms and conditions of employment, workers’ compensation, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the collection and payment of withholding or payroll Taxes, social security and similar Taxes, occupational health and safety, and plant closing; and the Company has not engaged in any unfair employment practice.

(f)                                   Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that gave rise to any notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law in effect at or prior to the Closing.

4.18                        Assets; Properties.

(a)                                 The Company owns good and valid title to, or holds pursuant to valid and enforceable leases, all of the personal property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, including all personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, or acquired after the date thereof (except for assets disposed of by the Company in the ordinary course of business since the Balance Sheet Date).  All such personal property is in good condition and repair (ordinary wear and tear expected) in all material respects, is fit for use in the ordinary course of business and is sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

(b)                                 Neither the Company nor its Subsidiaries own any real property.  The real property demised by the leases described on Schedule 4.18(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries.  Each Leased Real Property lease is and will continue to be immediately following consummation of the Merger and the other transactions contemplated by this Agreement, in full force and effect and binding and enforceable against each of the parties thereto in accordance with its terms, subject to obtaining any required consent identified on Schedule 4.03(c) and the application of any bankruptcy or creditor’s rights Laws.  The Company or a Subsidiary of the Company holds a valid and existing leasehold interest in the Leased Real Property for the full term of each such lease, free and clear of any Liens (other than Permitted Liens).  The Company has delivered or made available to Parent copies of each of the leases described on Schedule 4.18(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor any of its Subsidiaries is or, to the knowledge of the Company, is alleged to be, in breach of or in default in any material respect under any Leased Real Property lease.

(c)                                  No party to any of the Leased Real Property leases has exercised any termination right with respect thereto.  No party to any of the Leased Real Property leases has repudiated any provision thereof and there is no material dispute, material oral agreement or forbearance program in effect with respect to any of the Leased Real Property leases.

4.19                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or, to the knowledge of the Company, any Shareholder (for which the Company is responsible).

4.20                        Material Customers and Vendors.

(a)                                 Schedule 4.20(a) contains a list of (i) the top twenty (20) customers and (ii) the top ten (10) Governmental Body customers, in each case of the Company and its Subsidiaries on the basis of revenues during the twelve-month period ended July 31, 2014 (collectively, the “Material Customers”).  Since December 31, 2013, no Material Customer has cancelled, terminated or materially and adversely modified, or, to the knowledge of the Company, threatened to cancel, terminate or materially and adversely modify (including by materially decreasing the rate or amount of services or products obtained from the Company or its Subsidiaries) its relationship with the Company or any of its Subsidiaries, in each case in writing.

(b)                                 Schedule 4.20(b) contains a list of the top twenty (20) vendors, subcontractors or suppliers of the Company and its Subsidiaries on the basis of amounts paid by the Company and its Subsidiaries for goods or services rendered during the twelve-month period ended July 31, 2013, 2014 (the “Material Vendors”).  Since December 31, 2013, no Material Vendor has cancelled, terminated or materially and adversely modified, or, to the knowledge of the Company, threatened to cancel, terminate or materially and adversely modify its relationship with the Company or any of its Subsidiaries, in each case in writing.

4.21                        Inventory.  All inventory of the Company and its Subsidiaries, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

4.22                        Product Warranty.  Each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent, determined, determinable or otherwise) for replacement or repair thereof or other damages in connection therewith.  Schedule 4.22 includes a description of the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions).  No product manufactured, sold, leased, and delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity that differs in any material respect from the standard terms and conditions of sale or lease set forth in Schedule 4.22.

4.23                        Product Liability.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent, determined, determinable or otherwise) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries.

4.24                        No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND IN THE COMPANY CERTIFICATE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NEITHER THE COMPANY, ANY SHAREHOLDER, THE REPRESENTATIVE OR ANY OTHER PERSON, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING ANY REPRESENTATIONS OR WARRANTIES ABOUT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR DOCUMENTS PREVIOUSLY PROVIDED AND ANY OTHER SUCH REPRESENTATION OR WARRANTY IS EXPRESSLY DISCLAIMED.  PARENT WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV OR IN THE COMPANY CERTIFICATE AS QUALIFIED BY THE DISCLOSURE SCHEDULES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Shareholders and the Company that:

5.01                        Organization and Corporate Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota, with full power and authority to enter into this Agreement and perform its obligations hereunder.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02                        Authorization.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to herein to which either is or will be a party, and to perform their respective obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate or otherwise, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.03                        No Violation.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not contravene, conflict with or result in any breach of, constitute a default under, or result in a violation of the provisions of Parent’s or Merger Sub’s certificate or articles of incorporation, bylaws (or similar organizational documents), any applicable Law, any rule or regulation of any Governmental Body, any material agreement or instrument, any Permit, or any Order applicable to Parent or Merger Sub, that would materially adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.04                        Governmental Bodies; Consents.  Except for the filing of the Certificate of Merger and filing any required reports with the U.S. Securities and Exchange Commission, neither Parent nor Merger

Sub is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby that, if not so submitted, would materially adversely affect Parent’s or Merger Sub’s performance of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, which, if not obtained, would materially adversely affect Parent’s or Merger Sub’s performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05                        Litigation.  There are no Legal Proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub at law or in equity, which would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.  Neither Parent nor Merger Sub is subject to any outstanding Order that would materially adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

5.07                        Investment Representation. Parent is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company. Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable securities Laws.

5.08                        Available Financing.  As of the Closing, Parent and Merger Sub will have sufficient and unrestricted cash on hand or otherwise readily available to pay all obligations of Parent and Merger Sub hereunder, including (i) the Merger Consideration and any amounts which, by the terms of this Agreement, will reduce the Merger Consideration, including amounts that will be owed on account of the repayment of Indebtedness set forth on Schedule 2.01(d), the Transaction Expenses and (ii) all of the out-of-pocket costs of Parent and Merger Sub arising from the consummation of the Merger.

5.09                        Purpose.  Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  Merger Sub is a wholly owned Subsidiary of Parent.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01                        Conduct of the Business.

(a)                                 From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01 (the “Pre-Closing Period”), except as otherwise provided for by this Agreement (including the Disclosure Schedules) or consented to in writing by Parent, the Company will use its commercially reasonable efforts to (i) conduct its business and the businesses of its Subsidiaries in the ordinary course of business and (ii) preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Company and each of its Subsidiaries, respectively; provided that, this Section 6.01 notwithstanding, the Company and its Subsidiaries may use all available cash to repay any Indebtedness or pay any Transaction Expenses and may take action to accelerate all unvested Company Options effective upon the Merger, in each case prior to the Closing.

(b)                                 During the Pre-Closing Period, except as otherwise provided for by this Agreement or consented to in writing by Parent, the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after December 31, 2013 and prior to the date of this Agreement, would be required to be disclosed on Schedule 4.07.

6.02                        Access to Books and Records.  During the Pre-Closing Period, the Company will provide Parent and its authorized representatives (“Parent’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, properties, books and records, officers and, as expressly approved by the Designated Contacts, such other personnel of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries; provided that (a) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (b) such access occurs in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (c) all requests for such access will be directed to Donald James, Jr. and/or Mark McGourty or such other Person as the Company or the Representative may designate in writing from time to time (the “Designated Contacts”).  Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries will be required to disclose any information to Parent or Parent’s Representatives if such disclosure would be reasonably likely to (x) jeopardize any attorney client or other legal privilege (subject to the common interest doctrine) or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof.  The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV.  Other than the Designated Contacts, Parent is not authorized to and will not (and will cause Parent’s Representatives not to) contact (i) any officer, director, employee of the Company or any of its Subsidiaries prior to the Effective Time or (ii) any customer, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Effective Time regarding matters related to the Company, its Subsidiaries or the transactions contemplated by this Agreement, in each case without the prior written consent of the Company.  The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Mutual Confidentiality Agreement, dated July 21, 2014, by and between the Company and Parent (the “Confidentiality Agreement”). Parent acknowledges that it remains bound by the Confidentiality Agreement.  Additionally, if this Agreement is terminated pursuant to Section 9.01, the Confidentiality Agreement will survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such two (2) year period).

6.03                        Conditions.  The Company will use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III hereof (other than those to be satisfied at the Closing).

6.04                        Exclusive Dealing.  During the period from the date the Requisite Shareholder Approval is obtained through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company and its Subsidiaries will not, and the Company will instruct its agents and representatives not to, solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than Parent, Merger Sub, Parent’s Representatives and the Shareholders) concerning any purchase of the Company Shares or any merger, sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business).

6.05                        Notification.  During the Pre-Closing Period, the Company shall disclose to Parent in writing, within two (2) Business Days of the date on which Donald James, Jr. or Mark McGourty gains actual knowledge of (a) the receipt of any written notice or other written communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (b) any Legal Proceedings commenced or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to have the effect of prohibiting to the consummation of the transactions contemplated by this Agreement.

6.06                        Requisite Shareholder Approval.  The Company shall use its reasonable best efforts to secure and deliver a copy of the Requisite Shareholder Approval to Parent within one (1) Business Day after the date hereof.  The Company shall provide notice, in accordance with Section 1110 of the CGCL and the Company’s organizational documents, to any Shareholders entitled to receive notice of the Merger and their rights to demand appraisal under Section 1300 of the CGCL.  Parent will have a reasonable amount of time to review and comment on such notice prior to its distribution.

6.07                        Regulatory Approval.

(a)                                 As promptly as practicable after the date of this Agreement, the Company will make all filings required by Law to be made by it in order to consummate the Merger and the other transactions contemplated by this Agreement.  Between the date of this Agreement and the Closing Date, the Company will (i) cooperate with Parent with respect to all filings that Parent elects to make or is required by Law to make in connection with the Merger and the other transactions contemplated by this Agreement, and (ii) cooperate with Parent in obtaining all consents identified in Schedule 4.03(c).

(b)                                 The Company shall cooperate in all respects in connection with any filing or submission with a Governmental Body in connection with the Merger or any other transaction contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Body relating to the Merger and any other transaction contemplated by this Agreement, including any proceeding initiated by a private party, and keep the other parties hereto informed in all material respects and on a prompt basis of any communication received from, or given to, any Governmental Body and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Merger and the other transactions contemplated by this Agreement.

(a)                                 Notwithstanding this Section 6.07, Section 6.03 or any other provision of this Agreement, the Company will not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.07 will (i) limit any applicable rights a party may have to terminate this Agreement under Section 9.01 so long as such party has up to then complied in all material respects with its obligations under this Section 6.07, or (ii) require Parent or any of its Affiliates to offer, accept, or agree to (1) dispose or hold separate any part of its or the Company’s business, operations, or assets (or a combination of Parent’s or any of its Affiliates, on the one hand, and the Company’s, on the other hand, respective businesses, operations, or assets), (2) not compete in any geographic area or line of business, (3) pay any sums or concede anything of value, (4) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction challenging the Merger or any of the other transactions contemplated by this Agreement as violative of Law, or (5) materially and adversely restrict the manner in which, or whether, Parent, the Company, the Surviving Company, or any of their respective Affiliates may carry on business in any part of the world or require any of them to conduct their business in a specified manner or agree to any specific licensing arrangements with third parties.

ARTICLE VII

COVENANTS OF PARENT

7.01                        Access to Books and Records.  From and after the Closing, Parent will, and will cause the Surviving Corporation to, provide the Representative and its authorized representatives with reasonable assistance of the officers and employees of Parent and the Surviving Corporation and with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or ending on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby, including for the purpose of performing its duties and exercising its rights under this Agreement and the Transaction Documents. Unless otherwise consented to in writing by the Representative, Parent will not, and will not permit the Surviving Corporation to, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date, except in accordance with Parent’s or the Surviving Corporation’s general record-retention policy.

7.02                        Director and Officer Liability and Indemnification.

(a)                                 For a period of six (6) years from and after the Effective Time (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six (6) year anniversary of the Effective Time), unless otherwise required by applicable Law, the organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the organizational documents of the Company and its Subsidiaries as in effect on the date hereof.  Parent shall cause the Surviving Corporation to, indemnify, and advance expenses to, each present and former director or officer of the Company and each of its Subsidiaries (collectively, the “D&O Indemnified Parties”), in and to the extent of their capacities as such and not as shareholders of Company in respect of actions, omissions or events through the Effective Time to the fullest extent provided for in the Company’s organizational documents in effect as of the date hereof.

(b)                                 At or prior to the Closing Date, the Company shall purchase and pay in full a “tail” prepaid insurance policy with respect to the Company’s existing directors’ and officers’ liability insurance coverage for the D&O Indemnified Parties that shall provide the D&O Indemnified Parties with coverage for six (6) years following the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms no less favorable to the D&O Indemnified Parties than the existing insurance (the “D&O Tail Policies”).  The cost of the premiums for such D&O Tail Policies shall be treated as a Transaction Expense to the extent it remains unpaid on the Closing Date.  Parent shall, and shall cause the Surviving Corporation to, maintain such D&O Tail Policies in full force and effect.

(c)                                  The obligations under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 7.02 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.02 applies shall be third party beneficiaries of this Section 7.02 and shall be entitled to enforce the covenants contained herein). The obligations under this Section 7.02 shall be in addition to any other contractual or other rights of indemnification for the benefit of any D&O Indemnified Parties.

7.03                        Employee Matters.

(a)                                 Following the Effective Time, Parent shall take the following actions with respect to each employee of the Company who remains in employment with Parent, the Surviving Corporation or any Affiliate thereof (a “Continuing Employee”) under each employee benefit plan of Parent or any of its Affiliates covering such Continuing Employee following the Closing (collectively, “Parent Plans”): (i) for the calendar year in which the Closing occurs, waive any limitations regarding pre-existing conditions, evidence of insurability requirements and eligibility waiting periods under any Parent Plan which is a welfare benefit plan to the extent such pre-existing conditions, evidence of insurability requirements, or waiting periods were inapplicable to, or had been satisfied by, such employee under a comparable Plan immediately prior to the Closing; (b) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing for the calendar year in which the Closing occurs (to the same extent such credit was given under the analogous Plan prior to the Closing), in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plans which are welfare benefit plans; and (iii) recognize such Continuing Employee’s service with the Company or any Subsidiary of the Company (to the same extent such service was recognized by the Company or a Subsidiary under a corresponding Plan) for purposes of vesting, eligibility and determination of level of benefits (but not for purposes of benefit accruals, except for determination of level of benefits under any Parent Plan that provides for severance benefits or paid time off). This Section 7.03 shall not apply to the extent it would result in a duplication of benefits with respect to the same period of service.

(b)                                 The provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement.  No Continuing Employee (including any beneficiary or dependent thereof) or other employee or service provider of the Company or any Company Subsidiary shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.03 shall create such rights in any such persons.  Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Company, any Subsidiary or any of their respective Affiliates to terminate the employment of any Continuing Employee or any other service provider at any time and for any reason, (ii) require Parent, the Company, any Subsidiary or any of their respective Affiliates to continue any Plans, Parent Plans or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing, or (iii) amend any Plans, Parent Plans or other employee benefit plans or arrangements.

7.04                        Conditions.  Parent will use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

ARTICLE VIII

INDEMNIFICATION

8.01                        Survival.  The representations and warranties contained in Article IV and Article V, and those contained in the Company Certificate and Parent Certificate will survive the Closing and will terminate on the date that is fifteen (15) months after the Closing Date; provided that the Fundamental Representations and the representations and warranties in Article IV will survive the Closing and will terminate on the sixtieth (60th) day after expiration of the applicable statute(s) of limitations.  The covenants and agreements contained in this Agreement shall remain in full force and effect for a period of fifteen (15) months following the date on which the performance of such covenant or agreement is required to be completed; provided that the covenants and agreements which require performance prior to the Closing shall expire on the date that is fifteen (15) months after the Closing Date; and provided further that, subject to the treatment of pending claims under Section 8.04, the Securityholders’ obligations under Section 8.02(a) (other than with respect to the Escrow Exceptions) shall expire on the Indemnity Escrow Release Date and their obligations under Section 8.02(a) with respect to the Escrow Exceptions shall terminate on the sixtieth (60th) day after expiration of the applicable statute of limitations.  No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the expiration of such applicable survival period.

8.02                        Indemnification for the Benefit of Parent Indemnified Parties.

(a)                                 From and after the Closing (but subject to the terms and conditions of this Article VIII), each Securityholder will, severally and in accordance with its Indemnification Pro Rata Percentage, indemnify and hold harmless Parent and Parent’s Affiliates, including the Surviving Corporation, and their respective officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) in respect of any loss, cost, liability, damage, claim, award, fine, penalty or expenses (including reasonable legal fees), interest, judgments or settlements (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by any such Parent Indemnified Party to the extent such Loss directly or indirectly results or arises from (i) any breach or inaccuracy of any representation or warranty set forth in Article IV or in the Company Certificate, (ii) any breach of any covenant or agreement of the Company or the Representative set forth in this Agreement, (iii) any Taxes imposed on the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period, other than Taxes (A) that were taken into account in the calculation of Net Working Capital or Transaction Expenses, (B) attributable to any election made under Section 338(g) with respect to the Merger or any transaction occurring on the Closing Date but after the Closing outside of the ordinary course of business, or (C) Parent’s share of Transfer Taxes under Section 10.01(d), (iv) all reasonable costs and expenses of any Parent Indemnified Party in connection with any appraisal proceedings, including any consideration payable to holders of any Dissenting Shares in excess of the amounts that would have been payable to such holders pursuant to Section 1.02(a), (v) any Indebtedness or Transaction Expenses not included in the calculation of Merger Consideration under Section 1.03 or the Final Adjustment Amount under Section 1.10, (vi) any claim or action by Persons who are or were holders of the securities of the Company, in their capacities as such, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, consummation of the transactions contemplated hereby or allocation of the Merger Consideration), (vii) any claim relating to the cancellation or termination of the Company Options and payment of Option Consideration or (viii) any failure by the Company to appropriately classify employees as non-exempt under the Fair Labor Standards Act or California Labor Code (including any penalties under California Labor Code § 2699) or other violation of wage and hour requirements under applicable Law, including (A) any failure to pay overtime wages to any employee of the Company, (B) any failure to maintain pay records, and (C) any failure to provide meal or rest periods to any employee of the Company.  From and after the Closing (but subject to the terms and conditions of this Article VIII), each Shareholder will, severally and not jointly, indemnify and hold harmless the Parent Indemnified Parties in respect of any Loss suffered or incurred by any such Parent Indemnified Party to the extent such Loss directly or indirectly results or arises from (A) any breach or inaccuracy of any representation or warranty set forth in any Letter of Transmittal delivered by such Shareholder or (B) any breach of any covenant or agreement set forth in any Letter of Transmittal delivered by such Shareholder, and, for the avoidance of doubt, no other Shareholder will be liable to the Parent Indemnified Parties in connection therewith.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement:

(i)                                     no Parent Indemnified Party will be entitled to any indemnification under Section 8.02(a)(i) for a Loss of less than $10,000 with respect to any individual item or related items of Loss (“Minor Claim”); and

(ii)                                  no Parent Indemnified Party will be entitled to any indemnification under Section 8.02(a)(i) unless the aggregate of all Losses (excluding Minor Claims) relating to indemnification claims exceed on an aggregate basis an amount equal to $100,000 (the “Threshold”), in which event the Parent Indemnified Party will be entitled for all Losses from the first dollar; provided, that the Threshold shall not apply to Losses directly or indirectly resulting or arising from any Escrow Exceptions.

(c)                                  With respect to any Losses arising from a breach of any representation, warranty, covenant or agreement set forth in any Letter of Transmittal delivered by a Shareholder, the Parent Indemnified Parties may only deduct from the Indemnity Escrow Fund an amount equal to the applicable Shareholder’s Pro Rata Percentage of the then remaining Indemnity Escrow Funds (which limitation shall not limit the Parent Indemnified Parties’ other remedies against such Shareholder) (thereafter, the Representative, upon receiving notice from Parent that such payment from the Indemnity Escrow Fund was made to Parent, will promptly update the Percentage Schedule to recalculate the Pro Rata Percentage of each Securityholder to reflect the reduction of such Shareholder’s portion of the Escrow Fund, and the Representative will promptly deliver the updated Percentage Schedule to Parent, the Surviving Corporation, and the Escrow Agent and such updated schedule will replace and supersede the Percentage Schedule).  None of the Representative, any Shareholder or any of their respective Affiliates shall have any obligation to replenish or otherwise fund the Indemnity Escrow Fund.

(d)                                 The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Parent Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Securityholders hereunder.

(e)                                  For purposes of determining the amount of a Loss under Section 8.02(a) resulting from a breach of any representation or warranty contained in this Agreement that is Qualified, such Qualifications will be deemed omitted therefrom for purposes of determining whether an inaccuracy or breach of such representation or warranty has occurred (other than the representations and warranties in

Section 4.05, clause (ii) of the first sentence of Section 4.07, and Section 4.09) or for calculating the amount of Loss that is the subject of indemnification thereunder.

(f)                                   All payments made pursuant to this Section 8.02 will be treated by the parties as an adjustment to the proceeds received by the Securityholders pursuant to Article II.

(g)                                  Subject to the last sentence of this subsection (g), recovery from the Escrow Fund shall be the sole and exclusive source of recovery of the Parent Indemnified Parties for any claim for indemnification pursuant to clause Section 8.02(a), other than with respect to any Escrow Exception. With respect to any claim for indemnification under Section 8.02(a), no Securityholder shall be liable for any Losses in excess of such Securityholder’s Indemnification Pro Rata Percentage of the Losses or in an amount in excess, in the aggregate (including amounts recovered pursuant to Section 1.10), of the proceeds actually received by such Securityholder in the Merger (including with respect to the Transferring Sellers, the value (based on the Parent Price Per Share) of the shares of Parent Common Stock received by such Transferring Seller pursuant to the Common Stock Purchase Agreement).

With respect to any Transferring Seller, such Transferring Seller shall have the option to satisfy a portion of any indemnification obligation that is outside the Escrow Fund with shares of Parent Common Stock (valued at the Parent Price Per Share) in an amount that does not exceed the ratio that the shares of Parent Common Stock received by that Transferring Seller pursuant to the Common Stock Purchase Agreement bears to the total value of the consideration received by that Transferring Seller under this Agreement and the Common Stock Purchase Agreement.  For the avoidance of doubt, any portion of any indemnification claims may be satisfied in cash.  Parent shall exhaust the Indemnity Escrow Fund before proceeding directly against any Securityholder in respect of an indemnification claim; provided, that, if claims with respect to an Escrow Exception are recovered from and thereby reduce the Escrow Fund, claims that are not Escrow Exceptions and that would otherwise be limited to recovery of the property in the Escrow Fund may instead be recovered to the extent of the amount of such reduction(s) (but still subject, when viewed in the aggregate with all claims that are not Escrow Exceptions, to a cap equal to the Escrow Fund prior to any reduction thereof) from the respective Securityholders, subject to the other applicable limitations set forth in this Article VIII.

(h)                                 Notwithstanding anything contained in this Agreement to the contrary, to the extent that any Losses resulting from any breach of any representation, warranty, covenant or agreement of the Company under this Agreement are taken into account as Indebtedness, Transaction Expenses, an Included Current Liability, or are otherwise accounted for in determining Closing Cash Consideration, Estimated Net Working Capital, the Final Adjustment Amount or otherwise taken into account in the calculation of the Merger Consideration, (i) no Parent Indemnified Party may recover such Losses through a claim pursuant to Article VIII or otherwise and (ii) those Losses will not be included in the determination of whether all Losses, in the aggregate, exceed the Threshold or the limitation on indemnification under Section 8.02(g).

(i)                                     The indemnification remedies set forth in this Article VIII shall be the sole and exclusive remedy of all Parent Indemnified Parties relating to, arising out of or in connection with or with respect to (i) any of the matters referred to in Section 8.02(a), or (ii) a breach, or the subject matter, of this Agreement, in each case, other than claims arising from fraud or willful misconduct and for equitable remedies.  Except as set forth in the last clause of the preceding sentence, the Parent Indemnified Parties hereby waive and release any and all tort claims and causes of action that may relate to, arise out of, or are in connection with this Agreement, the consummation of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement.

8.03                        Indemnification for the Benefit of Seller Indemnified Parties.

(a)                                 From and after the Closing (but subject to the terms and conditions of this Article VIII), Parent will indemnify and hold harmless the Securityholders and the Representative and their respective officers, directors, partners, members, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses suffered or incurred by any such Seller Indemnified Party to the extent such Loss directly or indirectly results or arises from (a) a breach or inaccuracy of any representation or warranty of Parent set forth in Article V of this Agreement, or (b) any breach of any covenant of Parent contained in this Agreement. All payments under this Section 8.03(a) will be treated by the parties as an adjustment to the proceeds received by the Securityholders pursuant to Article II.

(b)                                 Any indemnification payments pursuant to this Section 8.03 will be effected by wire transfer of immediately available funds to the Securityholders within ten (10) days after the determination thereof.  The indemnification amount paid to each Securityholder will be pro rata based upon such Securityholder’s Pro Rata Percentage. The aggregate amount of Losses for which Parent will be liable under this Agreement will not exceed the sum of the Merger Consideration and the value (based on the Parent Price Per Share) of the shares of Parent Common Stock issued to the Transferring Sellers pursuant to the Common Stock Purchase Agreement.

(c)                                  The indemnification remedies set forth in this Article VIII shall be the sole and exclusive remedy of all Seller Indemnified Parties relating to, arising out of or in connection with or with respect to (i) any of the matters referred to in Section 8.03(a), or (i) a breach, or the subject matter, of this Agreement, in each case, other than for claims arising from fraud or willful misconduct and for equitable remedies.  Except as set forth in the preceding sentence, the Seller Indemnified Parties hereby waive and release any and all tort claims and causes of action that may relate to, arise out of, or are in connection with this Agreement, the consummation of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement.

8.04                        Termination of Indemnification.  The obligations to indemnify and hold harmless a party in respect of a breach of representation or warranty, covenant or agreement will terminate on the applicable survival termination date (as set forth in Section 8.01), unless, with respect to a representation, warranty, covenant or agreement that terminates following the Closing Date, an Indemnitee has incurred a Loss prior to such applicable survival termination date and made a claim for indemnification under Section 8.02 or Section 8.03, subject to the terms and conditions of this Article VIII, prior to such applicable survival termination date, including by delivering a written notice (stating in reasonable detail the nature of and factual basis for the indemnification claim, the amount thereof (if known and quantifiable, or if not known, a good faith and reasonable estimate thereof) and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnitor. If an Indemnitee has made a claim for indemnification under Section 8.02 or Section 8.03 prior to such termination date, then such claim (and only such claim and only the amounts then unpaid or in dispute with respect to such claim) for such Loss incurred, if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 8.01.

8.05                        Defense of Third Party Claims.  Any Person making a claim for indemnification under Section 8.02 or Section 8.03 (an “Indemnitee”) will notify the indemnifying party (an “Indemnitor”) and the Representative (on behalf of the Securityholders), if applicable, of the claim in writing promptly after receiving written notice of any Legal Proceeding, investigation or other claim against it by a third party (a “Third Party Claim”) or becoming aware of the facts giving rise to a Third Party Claim (provided that the failure to so notify shall not relieve the Indemnitor of its obligations hereunder, except to the extent (and only to the extent) that such Indemnitor is actually prejudiced thereby), stating in reasonable detail the nature of and factual basis for the Third Party Claim, the amount thereof (if known and quantifiable, or if not known, a good faith and reasonable estimate thereof) and the provisions of this Agreement upon which such claim for indemnification is made.  Any Indemnitor will be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option will be entitled to assume and control the defense thereof by appointing a reputable counsel to be the lead counsel in connection with such defense.  Notwithstanding the foregoing, the Indemnitor will not be entitled to assume and control the defense of any Third Party Claim: (i) consisting of a criminal or quasi-criminal Legal Proceeding, investigation or other claim, (ii) primarily seeking an injunction or other equitable relief against the Indemnitee or (iii) taking into account all other pending claims for indemnification and the provisions of this Article VIII, the Losses with respect to such Third Party Claim in the event of an adverse determination would reasonably be expected to exceed the Indemnity Escrow Funds.  The Indemnitee will be entitled to participate in the defense of any Third Party Claim, and to employ counsel of its choice for such purpose, for which the Indemnitor has exercised its option to assume and control the defense, provided that the fees and expenses of such separate counsel will be borne by the Indemnitee unless (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor, (B) there exists a conflict of interest between the Indemnitor and the Indemnitee or (C) the Indemnitor has failed to diligently pursue the defense and employ counsel.  If the Indemnitor will control the defense of any such claim then the Indemnitor will be entitled to settle such claim; provided that the Indemnitor will obtain the prior written consent of the Indemnitee before entering into any settlement of a Third Party Claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim.  If the Indemnitor chooses to defend any Third Party Claim, the Indemnitee and its Affiliates, and their respective officers, directors, employees, agents and representatives, will cooperate in good faith in the defense or prosecution of such Third Party Claim.  Such cooperation will include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If Parent or any other Parent Indemnified Party assumes the defense of any Third-Party Claim, Parent or such other Parent Indemnified Party shall be entitled to settle such claim, provided, that, settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Losses unless the written consent of the Representative to such settlement is obtained.  The Representative (on behalf of the Securityholders) will act on behalf of all Indemnitors in the case of all Third Party Claims with respect to which a Parent Indemnified Party is seeking indemnification under Section 8.02 (with each Securityholder responsible for its portion of Representative’s costs and expenses in undertaking such representation (determined on a pro rata basis according to each such Person’s Pro Rata Percentage)).

8.06                        Determination of Loss Amount.

(a)                                 The amount of any Loss subject to indemnification under Section 8.02 or Section 8.03 will be calculated net of (i)  the value of any reduction in Tax liability as a deduction, refund, credit or otherwise actually realized in the taxable year the Loss occurred or any prior taxable year, as determined by Parent in its reasonable discretion, and (ii) any amounts actually recovered by any Indemnitee or any of such Indemnitee’s Affiliates under or pursuant to any insurance policy or title insurance policy pursuant to which or under which such Indemnitee or such Indemnitee’s Affiliates is a party or has rights, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (collectively, “Alternative Arrangements”).  In the event that a recovery is made under an Alternative Arrangement by any Parent Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to the Securityholders in accordance with their respective Pro Rata Percentage.

(b)                                 In no event will any Indemnitee be entitled to recover or make a claim for any amounts in respect of punitive damages unless such amounts are paid to a third party.  The Parent Indemnified Parties will not be entitled to any indemnification under this Article VIII to the extent such matter was taken into account in determining the Merger Consideration or Final Adjustment Amount.

ARTICLE IX

TERMINATION

9.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Parent and the Company;

(b)                                 by Parent, if there has been a material breach by the Company of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Parent at the Closing and such breach has not been waived by Parent or cured by the Company within fifteen (15) days (or, if later, the Termination Date) after delivery by Parent to the Company of written notice thereof; provided, that the right to terminate this Agreement under this Section 9.01(b) will not be available to Parent if it is then in breach of any representations, warranties, covenants, or agreements contained in this Agreement that would result in any of the conditions set forth in Section 3.02(a) or Section 3.02(b) not being satisfied;

(c)                                  by the Company, if there has been a material breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by Parent within fifteen (15) days (or, if later, the Termination Date) after delivery by the Company to Parent of written notice thereof; provided that the right to terminate this Agreement under this Section 9.01(c) will not be available to the Company if the Company is then in breach of any representations, warranties, covenants, or agreements contained in this Agreement that would result in any of the conditions in Section 3.01(a) or Section 3.01(b) not being satisfied;

(d)                                 by Parent, if the transactions contemplated hereby have not been consummated on or before October 31, 2014 (the “Termination Date”); provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Parent’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(e)                                  by the Company, if the transactions contemplated hereby have not been consummated on or before the Termination Date; provided that the Company will not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s knowing and willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(f)                                   by either Parent or the Company, if any Governmental Body has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and nonappealable or a Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or prevents consummation of the Merger;

(g)                                  by Parent, if the Company fails to deliver a copy of the Requisite Shareholder Approval to Parent within one (1) Business Day after the date hereof; or

(h)                                 by Parent, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect.

Any termination pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall be effected by written notice from the terminating party to the other parties.

9.02                        Effect of Termination.  In the event this Agreement is terminated by either Parent or the Company as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 9.02 and Article XII hereof which will survive the termination of this Agreement, and other than the last sentence of Section 6.02 above which will survive the termination of this Agreement in accordance with its terms), and there will be no liability on the part of any of Parent, Merger Sub, the Company or the Representative to one another, except, in the case of Company and Parent, for knowing and willful breaches of this Agreement prior to the time of such termination.

ARTICLE X

ADDITIONAL COVENANTS

10.01                 Tax Matters.

(a)                                 Responsibility for Filing Tax Returns.

(i)                                     Parent will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries that have not been filed as of the Closing Date. Parent will timely pay or cause to be timely paid any amount shown as due on such Tax Returns. All such Tax Returns that are with respect to Pre-Closing Tax Periods will be prepared in a manner that is consistent with the past custom and practice of the Company and its Subsidiaries, except as otherwise required by applicable Law. Neither the Company nor any of its Subsidiaries will waive any carryback of any net operating loss, capital loss or credit on any such Tax Return.  At least thirty (30) days prior to the date on which each Tax Return with respect to any Pre-Closing Tax Period is due, Parent will submit such Tax Return to the Representative to provide the Representative with an opportunity to comment on and approve such Tax Returns (which approval will not be unreasonably withheld, conditioned or delayed).  Parent will make any changes reasonably requested by the Representative in time for the Tax Return to be timely filed.

(ii)                                  With respect to the preparation of Tax Returns, Parent and the Representative agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period.  Parent will include all Transaction Tax Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date and will request a refund (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period.  For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Parent will cause the Company and each of its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted. Parent, the Company and the Subsidiaries will not take any action, or permit any action to be taken, that may prevent the Tax year of the Company and its Subsidiaries from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and the Subsidiaries.

(b)                                 Refunds for Pre-Closing Tax Period. Parent will pay to the Paying Agent, for distribution to the Securityholders (in accordance with their respective Pro Rata Percentage) any refund of Tax paid with respect to a Pre-Closing Tax Period and any interest thereon paid by a Governmental Body (provided, that, any amounts payable to the former holders of In-the-Money Options who are Employees shall be distributed by Parent to the Surviving Corporation for payroll processing, and the Surviving Corporation will, within two (2) Business Days thereafter, disburse such payments, net of applicable Tax withholdings, to the former holders of such In-the-Money Options who are Employees).

(c)                                  Books and Records; Cooperation.  Parent and the Representative will, and will cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any of its Subsidiaries and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing will be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(d)                                 Transfer Taxes.  Securityholders and Parent will each pay, and will indemnify and hold the other harmless against, 50% of any stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Shareholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or additions to Tax with respect to the Transfer Taxes.  Parent agrees to cooperate with the Representative (on behalf of the Securityholders) in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(e)                                  Amendment of Tax Returns; Tax Elections.  Without the prior written consent of Representative (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not (i) amend or permit the Company or any Subsidiary to amend any Tax Return of Company or any Subsidiary relating to a Pre-Closing Tax Period, (ii) file any Tax Return of Company or any Subsidiary relating to a Pre-Closing Tax Period in any jurisdiction where Company or such Subsidiary has not previously filed Tax Returns, or (iii) make any election that has retroactive effect to any Pre-Closing Tax Period.

(f)                                   Straddle Period Allocation.  To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.02                 280G.  The Company will, prior to the Closing Date, use commercially reasonably efforts to (i) seek to obtain from any disqualified individual entitled to an excess parachute payment (each as defined in Section 280G of the Code and the regulations promulgated pursuant thereto), a waiver of any payments with respect to arrangements in place at the Closing that would, absent shareholder approval, be excess parachute payments as a result of the transactions contemplated hereby; and (ii)  solicit shareholder approval (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) of any payments to any disqualified individuals pursuant to arrangements in effect at the Closing that would, absent shareholder approval, be excess parachute payments as a result of the transactions contemplated hereby.  To the extent that any contract, agreement or plan is entered into by Parent or any of its Affiliates and a disqualified individual on or prior to the Closing, Parent shall cooperate with the Company in good faith to timely provide the Company with all necessary information needed for the Company to determine whether any “disqualified individuals” would have any “excess parachute payments” resulting, directly or indirectly, from any such contract, agreement or plan.

10.03                 Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including any such actions as may be necessary or desirable to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, and the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

10.04                 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules.  The Disclosure Schedule shall be arranged in separate sections and subsections corresponding to the numbered and lettered representation and warranty contained in Article IV to be qualified by such disclosure.  The information disclosed in any numbered or lettered section or subsection of the Disclosure Schedule shall be deemed to relate only to the correspondingly numbered representation and warranty in Article IV, to the extent specified therein, and to any other representation or warranty contained in Article IV to the extent that it is reasonably apparent (and without the need to examine any underlying or incorporated document) that such disclosure modifies such other representations and warranties.

ARTICLE XI

DEFINITIONS

11.01                 Definitions.  For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Escrow Amount” means $2,350,000.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Minneapolis, Minnesota are closed for business as a result of federal, state or local holiday.

“Closing Cash Consideration” means the Base Consideration, as increased or decreased on a dollar-for-dollar basis as follows, without duplication: (a) decreased by Indebtedness outstanding, (b) as applicable, (i) increased by the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital or (ii) decreased by the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital, (c) decreased by the amount of Transaction Expenses, (d) increased by the aggregate amount of the exercise prices of all of the In-the-Money Options outstanding immediately prior to the Effective Time, (e) decreased by the Aggregate Escrow Amount, and (f) decreased by the Representative Expense Amount.

“Closing Per Share Merger Consideration” means (a) the Closing Cash Consideration divided by (b) the number of Fully Diluted Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Options” means the options to purchase Company Shares granted pursuant to the Company Plan and outstanding as of immediately prior to the Effective Time.

“Company Plan” means the Company’s 2007 Stock Incentive Plan.

“Company Shares” means the shares of the Company’s voting common stock, having no par value.

“Employee” means any current or former employee of the Company.

“Environmental Laws” means all federal, state, local and foreign Laws that are applicable to the Company or its Subsidiaries, concerning pollution or protection of the environment and protection of human health (as it relates to exposure to any Hazardous Substance), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances, and including the Waste Electrical and Equipment Directive, the Restriction on Hazardous Substances Directive, and the Registration, Evaluation, Authorisation and Restriction of Chemicals regulations, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or any of its Subsidiaries, that, together with the Company or any of its Subsidiaries, respectively, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or is under common control with the Company or any of its Subsidiaries, respectively, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement, in substantially the form attached hereto as Exhibit F to be entered into prior to, or contemporaneously with, the Closing by the parties thereto.

“Escrow Exceptions” means, collectively, (i) fraud or willful misconduct, (ii) a breach or inaccuracy of a Fundamental Representation, and (iii) any Loss referred to in Sections 8.02(a)(iii) through 8.02(a)(viii).

“Final Adjustment Amount” means the amount (which may be positive, negative or zero) equal to (a) (i) Net Working Capital, as determined in accordance with Section 1.10, minus (ii) Estimated Net Working Capital.

“Fully Diluted Shares” means the sum of (after, for the avoidance of doubt, taking into account the transactions contemplated by the Common Stock Purchase Agreement), without duplication, (a) the aggregate number of Company Shares that are issued and outstanding immediately prior to the Effective Time (other than Company Shares owned by the Company which are to be canceled in accordance with Section 1.02(b)) plus (b) the aggregate number of Company Shares as to which all outstanding In-the-Money Options are vested and exercisable immediately prior to the Effective Time.

“Fundamental Representations” means the (i) representations and warranties of the Company set forth in Section 4.01 (Organization and Corporate Power), Section 4.02 (Subsidiaries), Sections 4.03(a) and 4.03(b) (Authorization), Section 4.04 (Capitalization), Section 4.08 (Tax Matters), Section 4.12 (Employee Benefit Plans), Section 4.17 (Employment and Labor Matters) and Section 4.19 (Brokerage); and (ii) the representations and warranties of the Parent and Merger Sub set forth in Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization), Section 5.04 (Governmental Bodies; Consents) and Section 5.06 (Brokerage).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date hereof.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, administrative entity, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law because of its dangerous or deleterious properties or characteristics, including in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“In-the-Money Option” means any Company Option that has an exercise price that is lower than the quotient obtained by dividing (a) the Closing Cash Consideration by (b) the number of Fully Diluted Shares (calculated as if all Company Options were included in clause (b) of the definition of Fully Diluted Shares).

“Included Current Assets” means (a) Net Cash, (b) accounts receivable net of reserves per Company policies, (c) inventory net of reserves for excess and obsolete inventory per Company policies, and (d) prepaid expenses, but excluding (i) the portion of any prepaid expense of which the Company will not receive the benefit following the Closing; (ii) receivables from any of the Company’s Affiliates, directors, employees, officers, or Securityholders and any of their respective Affiliates, and (iii) deferred Tax assets.  For the avoidance of doubt, Included Current Assets does not include any intangible current assets.

“Included Current Liabilities” means (a) accounts payable, (b) commission payable, (c) accrued expenses, (d) accrued Taxes, (e) current and non-current deferred revenue and (f) the employer portion of the Taxes related to any payments and bonuses that constitute Transaction Expenses and to payment of the Option Consideration to Employees or arising as a result of any of the other transactions contemplated by this Agreement or the Transaction Documents, but excluding (i) payables to any of the

Company’s Affiliates, directors, employees, officers, or Securityholders and any of their respective Affiliates, (ii) deferred Tax liabilities, (iii) any Transaction Expenses or Indebtedness that reduce the Closing Cash Consideration, and (iv) any liability that was taken into account in calculating Net Cash, in each case determined in accordance with GAAP, consistently applied.  For the avoidance of doubt, Included Current Liabilities does not include any intangible current liabilities.

“Indebtedness” means, with respect to the Company and its Subsidiaries and without duplication, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under capitalized leases, whether short term or long term, (iii) all liabilities secured by any Lien, other than Permitted Liens, on any property owned by the Company or its Subsidiaries, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Company against fluctuations in interest rates, (v) all indebtedness for the deferred purchase price of property or services (other than trade payables included in current liabilities on the Closing Balance Sheet), (vi) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security, (vii) all outstanding balances under any letters of credit, performance bonds, bankers acceptances or similar obligations (for the avoidance of doubt, not including any undrawn amounts under standby letters of credit), (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) all indebtedness referred to in the foregoing clauses (i) through (viii) which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or that is secured by the assets or properties of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, Indebtedness shall not include intercompany account balances.

“Indemnification Pro Rata Percentage” means, with respect to each Securityholder, a percentage equal to (i) the aggregate number of Company Shares (before taking into account the transactions contemplated by the Common Stock Purchase Agreement) and Company Shares as to which each outstanding In-the-Money Option held by such Person is vested and exercisable immediately prior to the Effective Time, divided by (ii) the number of Fully Diluted Shares (before taking into account the transactions contemplated by the Common Stock Purchase Agreement).

“Intellectual Property” means all intellectual property and industrial property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues, reexaminations or post-grant reviews and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), and (iv) trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign, international, or other law, statute, rule, constitution, regulation, ruling, judgment, injunction, ordinance, order, decree or other requirement or restriction enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court or Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Lien” means any charge, lien, mortgage, deed of trust, pledge, security interest, option, right of first refusal, easement, servitude, community property interest, conditional sale or other title retention agreement, restrictive covenant, encroachment, encumbrance, claim, restriction, title defect or limitation, hypothecation, or other similar restriction, or any agreement to provide any of the foregoing.

“Material Adverse Effect” means an event, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (a) the financial condition, business, assets or operating results of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Merger, except, with respect to clause (a) above, any adverse effect resulting from (i) changes in the general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (ii) engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in financial, banking, or securities markets (including any disruption thereof), (iv) changes in GAAP, (v) changes in Laws, (vi) the taking of any action expressly required by this Agreement, (vii) any omission to act or action taken with the prior written consent of Parent, or (viii) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the Merger; except, in the case of clauses (i), (ii), (iii), (iv) or (v) above, to the extent such event, occurrence, or development has a disproportionate effect on the Company and its Subsidiaries (taken as a whole) as compared to other Persons operating in the industry in which the Company or any of its Subsidiaries operates.

“Net Cash” means, as of any time of determination, all cash and cash equivalents, as determined in accordance with GAAP, consistently applied.  For the avoidance of doubt, all cash included in Net Cash will be calculated taking in to consideration (a) issued or received, but uncleared, checks and (b) inbound or outbound, but uncleared, wire transfers and drafts for deposit or withdrawal to or from the account of the Company or any of its Subsidiaries.

“Net Working Capital” means (a) the Included Current Assets minus (b) the Included Current Liabilities, in each case determined as of 12:01 a.m. Minneapolis time on the Closing Date.  For illustrative purposes only, a sample calculation of Net Working Capital, assuming the Closing Date is August 31, 2014, is attached hereto as Schedule 11.01(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Price Per Share” means the volume-weighted average of the per share trading prices of Parent Common Stock as reported through Bloomberg (based on all trades in Parent Common Stock and not an average of daily averages) for the twenty (20) consecutive full trading days ending one Business Day prior to the Closing.

“Paying Agent” means U.S. Bank, National Association.

“Per Share Price” means the quotient obtained by dividing the Merger Consideration by the number of Fully Diluted Shares.

“Percentage Schedule” a schedule setting forth, for each Securityholder, that Securityholder’s (a) name and email address (to the extent available), (b) number of Fully Diluted Shares, (c) number of Company Shares, (d) the number of Company Shares as to which each outstanding In-the-Money Option held by that Securityholder is vested and exercisable immediately prior to the Effective Time, (f) Pro Rata Percentage, (g) Indemnification Pro Rata Percentage, (h) each Securityholder’s Representative Expense Account Contribution Amount and (g) the portion of the Closing Cash Consideration payable to such Securityholder (before any applicable Tax withholding).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (vii) non-exclusive licenses of Intellectual Property entered into by the Company or any of its Subsidiaries, as licensor, in the ordinary course of business; (viii) purchase money Liens; and (ix) those matters identified on the attached Schedule 11.01(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

“Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and all other bonus, stock option, stock purchase, phantom stock, equity or equity-based, incentive, retention, deferred compensation, pension, profit sharing, retirement, supplemental retirement, change in control, employment, consulting, termination or severance, vacation and holiday pay, sick leave, medical, dental, vision, disability and life insurance benefits, cafeteria, fringe benefit, collective bargaining, and other employee benefit plans, programs, policies, agreements and arrangements (whether written or unwritten), to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any liability or obligation (whether actual or contingent), or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pro Rata Percentage” means, with respect to each Securityholder, a percentage equal to (i) the aggregate number of Company Shares and Company Shares as to which each outstanding In-the-Money Option held by such Person is vested and exercisable immediately prior to the Effective Time (after, for the avoidance of doubt, taking into account the transactions contemplated by the Common Stock Purchase Agreement), divided by (ii) the number of Fully Diluted Shares (after, for the avoidance of doubt, taking into account the transactions contemplated by the Common Stock Purchase Agreement).

“Qualified” means any representation, warranty, obligation, covenant, or other agreement, as applicable, which is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge); and the use of any such term shall be deemed to be a “Qualification.”

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emitting, emptying, escaping, injection, deposit, disposal, discharge, or leaching into the environment.

“Representative Expense Account” means the account established by the Representative to pay expenses in connection with the performance of its duties under this Agreement, the Escrow Agreement or any Representative letter agreement, into which the Representative Expense Amount will be deposited. The Representative will hold the Representative Expense Account separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Expense Account other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Account, and has no tax reporting or income distribution obligations hereunder.

“Representative Expense Account Contribution Amount” means, with respect to each Securityholder, an amount equal to the product obtained by multiplying (i) the Representative Expense Amount by (ii) that Securityholder’s Pro Rata Percentage.

“Representative Expense Amount” means $100,000.

“Requisite Shareholder Approval” means the affirmative vote or consent of a majority of the issued and outstanding Company Shares.

“Securityholders” means, collectively, (a) the Shareholders and (b) the holders of Company Options.

“Shareholders” means, collectively, the holders of the Company Shares as of immediately prior to the Effective Time.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $500,000.

“Tax” or “Taxes”  means (i) any tax (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax, unemployment, ad valorem, capital stock, license, excise, stamp, estimated or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Body; and (ii) any liability described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under applicable Law) or otherwise, excluding, in each case, any contract or agreement entered into in the ordinary course of business and not primarily related to Taxes.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transferring Sellers” means Donald W. James, Jr. Revocable Trust, Brad Thompson and Richard Wallace.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Option Surrender Forms, and any other document, certificate, or instrument delivered in connection with those agreements.

“Transaction Expenses” means, to the extent not paid prior to the Closing, all fees and expenses payable by the Company or any of its Subsidiaries incurred at or prior to the Closing in connection with the Closing or the transactions contemplated by this Agreement, including all brokerage commissions; financial advisor (including Childs Advisory Partners), consulting, legal and accounting fees; fifty percent (50%) of the costs and expenses of the Escrow Agent and the Paying Agent (in an amount not to exceed $20,000) due at the Closing; payments due to the employees of the Company and its Subsidiaries solely as a result of the transactions contemplated hereby based on arrangements made by the Company and sale or retention bonuses due to the employees of the Company and its Subsidiaries solely as a result of the transactions contemplated hereby based on arrangements made by the Company or its Affiliates; and the costs of the premiums for the D&O Tail Policies.

“Transaction Tax Deduction” means any item of loss or deduction resulting from or attributable to (i) payments to optionees, transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company or any of its Subsidiaries on or shortly prior to the Closing Date, (ii) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or any of its Subsidiaries with respect to the payment of the Indebtedness and (iii) the amount of the Transaction Expenses, in each case, as deductible under applicable Law.

11.02                 Other Definitional Provisions.

(a)                                 Successor Laws.  Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b)                                 Currency.  All amounts in this Agreement are stated and will be paid in U.S. dollars.

11.03                 Cross Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Accounting Firm	1.10(b)
Actions	4.12(d)
Advisory Group	12.20(h)
Agreement	Preface
Alternative Arrangements	8.06(a)
Anti-Bribery Laws	4.14(c)
Balance Sheet Date	4.05
Base Consideration	1.03
Bonner	12.21
CERCLA	11.01 (definition of “Hazardous Substance”)
Certificates	1.04(a)
Certificate of Merger	1.01(b)
CGCL	Preface
Closing	1.12
Closing Balance Sheet	1.10(a)
Closing Date	1.12
Closing Date Statement	1.09
Closing Statement	1.10(a)
Closing Transactions	2.01
Common Stock Purchase Agreement	Recitals
Company	Preface
Company Registered Intellectual Property	4.10(a)
Confidentiality Agreement	6.02
Continuing Employee	7.03(a)
Cooley	12.21
Copyrights	11.01 (definition of “Intellectual Property”)
Designated Contacts	6.02
Disclosure Schedules	Article IV
Disputed Items	1.10(b)
Dissenting Shares	1.13(a)
D&O Indemnified Parties	7.02(a)
D&O Tail Policies	7.02(b)
Effective Time	1.01(b)
Electronic Delivery	12.15
ERISA	4.12(a)
Escrow Fund	2.01(d)
Estimated Net Working Capital	1.09
Executive Noncompetition Agreement	Preface

Term	Section No.
Final Adjustment Escrow Account	1.11(a)(i)
Final Adjustment Escrow Fund	1.11(a)(i)
Financial Statements	4.05
Foreign Plans	4.12(a)
Indemnitee	8.05
Indemnitor	8.05
Indemnity Escrow Account	1.11(a)(ii)
Indemnity Escrow Fund	1.11(a)(ii)
Indemnity Escrow Release Date	1.11(c)
GAAP, consistently applied	1.09
Latest Balance Sheet	4.05
Leased Real Property	4.18(b)
Letter of Transmittal	1.04(a)
Loss(es)	8.02(a)
Marks	11.01 (definition of “Intellectual Property”)
Material Customers	4.20(a)
Material Vendors	4.20(b)
Merger	Preface
Merger Consideration	1.03
Merger Sub	Preface
Minor Claim	8.02(b)(i)
Objections Statement	1.10(b)
Open Source Code	4.10(j)
Option Consideration	1.05(a)
Option Surrender Form	1.05(b)
Parent	Preface
Parent Indemnified Parties	8.02(a)
Parent Plans	7.03(a)
Parent’s Representatives	6.02
Patents	11.01 (definition of “Intellectual Property”)
Paying Agent Agreement	2.01(b)
Pension Plans	4.12(a)
Plans	4.12(a)
Pre-Closing Period	6.01(a)
Representative	Preface
Representative Group	12.20(h)
Representative Losses	12.20(h)
Requisite Shareholder Approval	Preface
Schedule	Article IV
Securities Act	5.07

Term	Section No.
Selected Company Employees	7.03
Seller Indemnified Parties	8.03(a)
Shareholder	1.04(a)
Significant Contract(s)	4.09(a)
Surviving Corporation	1.01(a)
Third Party Claim	8.05
Threshold	8.02(b)(ii)
Trade Secrets	11.01 (definition of “Intellectual Property”)
Transaction Tax Benefit	10.01(b)
Transfer Taxes	10.01(d)
Transferring Company Shares	Recitals
Unsatisfied Escrow Claims	1.11(c)
U.S. Plan	4.12(a)
Welfare Plans	4.12(a)

ARTICLE XII

MISCELLANEOUS

12.01                 Press Releases and Communications.  During the Pre-Closing Period, no press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers, or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Parent and the Company, except as is consistent with (including in scope) any previous communication jointly approved by Parent and the Company or as is required by Law or stock exchange listing agreement (in the reasonable opinion of counsel); provided, Parent and the Company will, to the extent practicable, have a reasonable amount of time to review and comment on such press release, announcement or communication prior to issuance, distribution or publication (which comments the receiving party will consider in good faith); and provided further, that Parent and the Company may disclose information related to this Agreement and the transactions contemplated herein to employees who need-to-know the information and who agree to maintain the confidentiality of this information. Upon the Closing, Parent and the Company shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

12.02                 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.  Parent will pay fifty percent (50%) of the fees and expenses of the Escrow Agent and the Paying Agent (in an amount not to exceed $20,000).

12.03                 Knowledge Defined.  For purposes of this Agreement, “the Company’s knowledge” (and similar phrases) as used herein will mean the actual knowledge of Donald James, Jr. and Mark McGourty after reasonable inquiry of the Company’s employees who would reasonably be expected to have knowledge of the matter in question.

12.04                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy to the number set out below, or by electronic mail to the email address set out below during the regular business hours of the recipient (or the next succeeding Business Day if not sent on a Business Day or if sent after the regular business hours of the recipient), if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the Business Day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

Datalink Corporation

10050 Crosstown Circle, Suite 500

Eden Prairie, MN 55344

Telephone:                                   (952) 944-3462

Facsimile:                                         (952) 279-5601

Email:                                                            plidsky@datalink.com

Attention:                                         President and Chief Executive Officer

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Telephone:                                   (612) 766-7000

Facsimile:                                         (612) 766-1600

Email:                                                            jon.zimmerman@faegrebd.com

Attention:                                         Jonathan R. Zimmerman

Notices to the Representative (and, prior to the Closing, the Company):

Fortis Advisors LLC

Attention:                                         Notice Department

Telephone:

Facsimile:                                         (858)408-1843

Email:                                                            notices@fortisrep.com

with a copy (which will not constitute notice) to:

Cooley LLP

380 Interlocken Crescent, Suite 900

Broomfield, CO  80021

Attention:                                         Laura Medina

Telephone:                                   (720) 566-4022

Facsimile:                                         (720) 566-4099

Email:                                                            lmedina@cooley.com

12.05                 Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Company and Parent and (ii) from and after the Closing, the Surviving Corporation, the Representative and Parent. Any attempted assignment of this Agreement without such prior written consent shall be void and of no effect.

12.06                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.07                 References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months will be deemed references to calendar days or months.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The terms “or,” “any” and “either” are not exclusive.  Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.”  English will be the governing language of this Agreement.

12.08                 Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.09                 Amendment and Waiver.  Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived only in a writing signed by Parent, the Company and the

Representative.  No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10                 Complete Agreement.  This Agreement, the Disclosure Schedules and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.11                 Third Party Beneficiaries. Section 7.02 (with respect to the D&O Indemnitees) and Article VIII (with respect to the Parent Indemnified Parties and the Seller Indemnified Parties) of this Agreement are intended for the benefit of, and will be enforceable by, the Securityholders, the D&O Indemnitees, the Parent Indemnified Parties and the Seller Indemnified Parties, as the case may be. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and, solely with respect to the specific Sections identified above, the Securityholders, the D&O Indemnitees, the Parent Indemnified Parties and the Seller Indemnified Parties, as the case may be, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.12                 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. SUBJECT TO SECTION 1.10 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN MINNESOTA OR THE COURTS OF THE UNITED STATES LOCATED IN MINNEAPOLIS, MINNESOTA IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.04.

12.13                 WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14                 Parent Deliveries.  Parent agrees and acknowledges that all documents or other items delivered or made available to Parent by posting such documents or other items to the online “data site” maintained by Childs Advisory Partners or by email to Greg Barnum or Parent’s counsel, in each case at least two (2) Business Days prior to the date hereof, will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

12.15                 Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.16                 Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or Electronic Delivery in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.17                 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Minnesota applicable to agreements executed and performed entirely within such State, except that all matters related to the Merger will be governed and construed in accordance with the Laws of the State of California.

12.18                 Specific Performance.  The parties hereto agree that irreparable damage may occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that one of the parties hereto (Parent, Merger Sub or the Company, as applicable) fails to take any action required of them hereunder to consummate the transaction contemplated by this Agreement.  It is accordingly agreed that (i) the parties hereto will be entitled to seek an injunction or injunctions, specific performance, or other equitable relief to enforce specifically the terms and provisions hereof regarding consummation of the transaction, as against Parent, Merger Sub or the Company, as applicable, in any court having jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity, and (ii) this right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific performance or other equitable relief under the circumstances described above is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  Nothing in this Section 12.18, however, may be used to nullify or negate the termination rights contained in Section 9.01 of this Agreement.

12.19                 Payments Under Agreement.  Each party hereto agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by Law), on the dates specified herein (with time being of the essence).  Subject to the provisions of Section 1.10 (which will govern any dispute arising thereunder), in the event any Legal Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, then the prevailing party in such Legal Proceeding shall have the right to collect from the other party all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Legal Proceeding; provided that if the prevailing party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the prevailing party on an equitable basis based on relative success.  For purposes hereof, and without limitation, a party will be deemed to have prevailed in any Legal Proceeding described in the immediately preceding sentence if (i) claim(s) asserted against such party are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) the party successfully brings or defends an action and receives a favorable judgment or verdict.

12.20                 Appointment of the Representative.

(a)                                 In order to administer efficiently the determination of, amongst other items, the Merger Consideration and the Final Adjustment Amount and the defense and/or settlement of any claims for Losses for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof, the Securityholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments (including the Letters of Transmittal and Option Surrender Forms), irrevocably appoint the Representative as their exclusive agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b)                                 The Representative is hereby authorized (i) to take all action necessary in connection with the acceptance, rejection and determination of the Merger Consideration and the Final Adjustment Amount and the defense and/or settlement of any claims for Losses (including the power to compromise any indemnity claim on behalf of the Securityholders and to transact matters of litigation) for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof, (ii) to give and receive all notices required to be given under this Agreement and the other agreements contemplated hereby to which all of the Securityholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(i)                                     to pay any expenses of the Securityholders or the Representative from the Representative Expense Account;

(ii)                                  to execute and deliver all consents, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)                               to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate after the Closing;

(iv)                              to do or refrain from doing any further act or deed on behalf of the Securityholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Securityholders could do if personally present; and

(v)                                 to receive service of process in connection with any claims under this Agreement.

Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement (other than the Escrow Agreement), schedule, exhibit or the Disclosure Schedules.

(c)                                  In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Shareholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Company Shares issued and outstanding immediately prior to the Effective Time, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.

(d)                                 The Representative shall be entitled to: (i) rely upon the Percentage Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party. All decisions and actions by the Representative, including the defense or settlement of any claims for Losses for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof, will be binding upon all of the Securityholders, and no Securityholder will have the right to object, dissent, protest or otherwise contest the same.

(e)                                  Parent will be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Merger Consideration and the Final Adjustment Amount and the settlement or compromise of any claims for Losses for which the Parent Indemnified Parties may be entitled to indemnification pursuant to Section 8.02 hereof and any other actions required to be taken by the Representative hereunder, and no party hereunder or Shareholder will have any cause of action against Parent or Merger Sub for any action taken by Parent or Merger Sub in reliance upon the instructions or decisions of the Representative.

(f)                                   The provisions of this Section 12.20 and the powers, immunities and rights to indemnification granted to the Representative and the Advisory Group hereunder: (i) are independent and severable, (ii) are irrevocable and coupled with an interest and shall survive the death, incompetence, bankruptcy or liquidation of the respective Securityholder, (iii) will be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement and (iv) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(g)                                  The provisions of this Section 12.20 will be binding upon the heirs, legal representatives, successors and assigns of each Securityholders, and any references in this Agreement to a Securityholder or the Securityholders will mean and include the successors to the rights of the

Securityholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(h)                                 Certain Securityholders have entered into a letter agreement with the Representative to provide direction to the Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Representative Group”) shall be liable for any liability, loss, damage, penalty, fine, cost or expense incurred by the Representative while acting in good faith and in the exercise of its good faith judgment and arising out of or in connection with the acceptance or administration of its duties or the exercise of its rights hereunder (it being understood that any act done or omitted pursuant to the advice of counsel, public accountants or other independent experts experienced in the matter at issue shall be conclusive evidence of such good faith).  Each Securityholder shall, severally and not jointly and in proportion to its Indemnification Pro Rata Percentage in an amount not to exceed the proceeds actually received by such Securityholder in the Merger, indemnify, defend and hold harmless the Representative Group and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs, fees, judgments, amounts paid in settlement and expenses (including attorneys’ fees and court and other skilled professionals’ costs and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Representative Group pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred or suffered.  The Representative shall be entitled to recover any Representative Losses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and other skilled professionals and the incurring of legal fees and costs), without the requirement of any consent or approval by Parent or any other Person.  All of the indemnities and immunities granted to the Representative Group under this Agreement shall survive the resignation or removal of Representative or any member of the Advisory Group and the Merger and/or any termination of this Agreement and the Escrow Agreement.

(i)                                     The Securityholders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. The Representative Losses shall be satisfied (i) from the Representative Expense Account, (ii) to the extent the amount of the Representative Losses exceeds amounts available to the Representative under (i), to the extent of any amount of the Escrow Fund that has not been used to satisfy indemnification claims pursuant to Article VIII and that is otherwise to be released to the Securityholders under Sections 1.10(c)(i), 1.10(c)(ii), 1.11(c), or 1.11(d) and (iii) to the extent the amount of the Representative Losses exceeds amounts available to the Representative under (i) and (ii), from each Securityholder, severally and not jointly and in proportion to its Indemnification Pro Rata Percentage in an amount not to exceed the proceeds actually received by such Securityholder in the Merger (including, with respect to the Transferring Sellers, the value (based on the Parent Price Per Share) of the shares of Parent Common Stock received pursuant to the Common Stock Purchase Agreement).  As soon as practicable after the date on which the final obligation of the Representative under this Agreement and the Escrow Agreement have been discharged, the Representative shall remit any amounts remaining in the Representative Escrow Account to the Paying Agent (or, to the Surviving Corporation or such Person as designated by Parent).  The Paying Agent shall promptly distribute such amounts to the Securityholders based on their respective Indemnification Pro Rata Percentages; provided, that, any amount payable to an Employee holder of an In-the-Money-Option shall be distributed to the Surviving Corporation who will disburse such amount, net of applicable Tax withholdings, through the Company’s payroll.

12.21                 Waiver of Conflict of Interest.  If the Representative so desires, acting on behalf of the Securityholders and without the need for additional consent or waiver by the Surviving Corporation or Parent, Cooley LLP (“Cooley”) and Michael H. Bonner, Esq. (“Bonner”) shall be permitted to represent the Representative after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto.  Each of the parties hereto also agrees that the Representative has a reasonable expectation of privacy with respect to its attorney-client privileged communications (including any such communications using the Company’s e-mail system) with Cooley and Bonner prior to the Closing to the extent such attorney-client privileged communications concern any matters related to this Agreement.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

BEAR DATA SOLUTIONS, INC.

By:	/s/Donald W. James, Jr.
Name: Donald W. James, Jr.
Its: President and Chief Executive Officer

DATALINK CORPORATION

By:	/s/Gregory T. Barnum
Name: Gregory T. Barnum
Its: Chief Financial Officer and Secretary

MARS ACQUISITION, INC.

By:	/s/Gregory T. Barnum
Name: Gregory T. Barnum
Its: Chief Executive Officer and Secretary

Fortis Advisors LLC, solely in its capacity as the Representative hereunder

By:	/s/Ryan Simkin
Name: Ryan Simkin
Its: Managing Director

DISCLOSURE SCHEDULES

4.01                                                                        Organization and Corporate Power

4.02                                                                        Subsidiaries

4.03(c)                                                          Noncontravention

4.04(a)(i)                                              Capitalization

4.04(a)(ii)                                           Capitalization

4.04(b)                                                         Shareholder Rights Agreements

4.05                                                                        Financial Statements

4.06                                                                        No Undisclosed Liabilities

4.07                                                                        Absence of Certain Developments

4.09(a)                                                         Contracts and Commitments

4.09(b)                                                         Contracts and Commitments

4.10(a)(i)                                              Intellectual Property — Company Registered Intellectual Property

4.11                                                                        Litigation

4.12(a)(i)                                              Plans

4.12(i)                                                             Effect of Transaction

4.13                                                                        Insurance

4.14(a)                                                         Compliance with Laws; Permits

4.18(b)                                                         Assets; Properties — Leased Real Property

4.19                                                                        Brokerage

4.20(a)                                                         Material Customers

4.20(b)                                                         Material Vendors

4.22                                                                        Product Warranty

SCHEDULES

2.01(e)                                                          Indebtedness

11.01(a)                                                  Sample Net Working Capital Calculation

11.01(b)                                                  Permitted Liens